Exhibit 4.1
CREDIT AGREEMENT
DATED AS OF FEBRUARY 26, 2007
AMONG
DEVELOPERS DIVERSIFIED REALTY CORPORATION
AS BORROWER
AND
BANC OF AMERICA SECURITIES LLC
AS SOLE LEAD ARRANGER AND BOOK RUNNER
AND
BANK OF AMERICA, N.A., AS ADMINISTRATIVE AGENT

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-ii-

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CREDIT AGREEMENT
     This Credit Agreement, dated as of February 26, 2007, is among Developers Diversified Realty Corporation, a corporation organized under the laws of the State of Ohio (“Borrower”), Bank of America, N.A., a national banking association, and the several banks, financial institutions and other entities from time to time parties to this Agreement (collectively, the “Lenders”), and Bank of America, N.A., not individually, but as “Administrative Agent”.
RECITALS
     A. The Borrower is primarily engaged in the business of purchasing, developing, owning, operating, leasing and managing retail, office and industrial properties.
     B. DDR is listed on the New York Stock Exchange and is qualified as a real estate investment trust under Section 856 of the Code.
     C. Pursuant to the terms of the Agreement and Plan of Merger dated as of October 20, 2006 by and among Inland Real Estate Trust, Inc., Borrower, and DDR IRR Acquisition LLC, (“Merger Agreement”) Borrower will be acquiring the Acquisition Properties.
     NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, the parties hereto agree as follows:
ARTICLE I
DEFINITIONS
     1.1 Defined Terms
     As used in this Agreement:
     “ABR Applicable Margin” means 0.00%.
     “Acceptable Jurisdiction” means a place (in addition to the United States and Puerto Rico) where Unencumbered Assets can be located, which shall be subject to the approval of the Administrative Agent, based on satisfactory advice received by it from local counsel in such jurisdiction with respect to the procedure for enforcement of a U.S. judgment in such jurisdiction, and the collection of such judgment from assets located there.
     “Acquisition” means any transaction, or any series of related transactions, consummated on or after the date of this Agreement, by which the Borrower or any of its Subsidiaries (i) acquires any going business or all or substantially all of the assets of any firm, corporation or division thereof, whether through purchase of assets, merger or otherwise or (ii) directly or indirectly acquires (in one transaction or as the most recent transaction in a series of transactions) at least a majority (in number of votes) of the securities of a corporation which have ordinary voting power for the election of directors (other than securities having such power only by reason of the happening of a contingency) or a majority (by percentage or voting power) of the outstanding partnership interests of a partnership.
     “Acquisition Properties” means these properties described in Exhibit F which will be acquired by Borrower and its Subsidiaries on the Borrowing Date from Inland Real Estate, Inc. and/or its affiliates.
     “Administrative Agent” or “Agent” means Bank of America, N.A. in its capacity as agent for the Lenders pursuant to Article X, and not in its individual capacity as a Lender, and any successor Administrative Agent appointed pursuant to Article X.
     “Affiliate” of any Person means any other Person directly or indirectly controlling, controlled by or under common control with such Person. A Person shall be deemed to control another Person if the controlling Person owns 10% or more of any class of voting securities (or other ownership interests) of the controlled Person or possesses, directly or indirectly, the power to direct or cause the direction of the management or policies of the controlled Person, whether through ownership of stock, by contract or otherwise.
     “Affiliated Qualified Institution” means one or more banks, finance companies, insurance or other financial institutions which is an Affiliate of a Lender and which (A) has (or, in the case of a bank or other financial institution which is a subsidiary, such bank’s or financial institution’s parent has) a rating of its senior unsecured debt obligations of not less than Baa-1 by Moody’s or a comparable rating by a rating agency acceptable to Administrative Agent and (B) has total assets in excess of Five Hundred Million Dollars ($500,000,000).
     “Aggregate Commitment” means the aggregate of the Commitments of all the Lenders, which is equal to $1,650,000,000.
     “Agreement” means this Credit Agreement, as it may be amended or modified and in effect from time to time.
     “Agreement Execution Date” means the date this Agreement has been fully executed and delivered by all parties hereto.
     “Alternate Base Rate” means for any day a fluctuating rate per annum equal to the higher of (a) the Federal Funds Rate plus 1/2 of 1% and (b) the rate of interest in effect for such day as publicly announced from time to time by Bank of America as its “prime rate.” The “prime rate” is a rate set by Bank of America based upon various factors including Bank of America’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in such rate announced by Bank of America shall take effect at the opening of business on the day specified in the public announcement of such change.
     “Applicable Margin” means the ABR Applicable Margin for Floating Rate Borrowing and the LIBOR Applicable Margin for Eurocurrency Borrowings.
     “Arranger” means Banc of America Securities LLC.

     “Article” means an article of this Agreement unless another document is specifically referenced.
     “Assets Under Development” means, as of any date of determination, all Projects, expansion areas of existing Projects and redevelopments owned by the Consolidated Group and the Investment Affiliates which are then treated as assets under development under GAAP, plus, at Borrower’s option, assets that (A) previously had been Assets Under Development and (B) have been placed in service for less than six months, to be valued for purposes of this Agreement, for each Asset Under Development as determined individually, at either (i) 100% of then-current book value, as determined in accordance with GAAP, (a) for each Asset Under Development owned by members of the Consolidated Group and (b) multiplied by the applicable Consolidated Group Pro Rata Share for an Asset Under Development owned by an Investment Affiliate; or (ii) 100% of the value of such Asset Under Development determined by dividing (x) six months of income from signed leases, multiplied by two, by (y) .0775 (I) for each Asset Under Development owned by members of the Consolidated Group and (II) multiplied by the applicable Consolidated Group Pro Rata Share for an Asset Under Development owned by an Investment Affiliate. For purposes of the foregoing, income from signed leases shall be equal to 90% of the revenues payable by the tenant. Once an election of (ii) above is chosen, the asset will continue to be valued under that method until the asset is no longer an Asset Under Development.
     “Authorized Officer” means any of the Chief Executive Officer, President and Chief Operating Officer, Executive Vice President, Senior Vice President, Chief Financial Officer or Vice President and General Counsel of the Borrower, or any other officer designated in writing by one of the foregoing, acting singly.
     “Borrower” has the meaning set forth in the preamble paragraph of this Agreement.
     “Borrowing” means Loans of the same Type, made, converted or continued on the same date and, in the case of Eurocurrency Loans, as to which a single Interest Period is in effect.
     “Borrowing Date” means the date on which the Disbursement hereunder occurs, provided that if the Disbursement is made into an escrow account pending the closing of the Merger, although interest will accrue on the Disbursement from the date of Disbursement, as used herein, “Borrowing Date” shall mean the date such funds are released from escrow.
     “Borrowing Request” is a request by the Borrower for the Disbursement in accordance with Section 2.3.
     “Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City or London (with respect to all LIBOR Rate elections) are authorized or required by law to remain closed.
     “Capital Stock” means any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person which is not a corporation and any and all warrants or options to purchase any of the foregoing.

     “Capitalized Lease” of a Person means any lease of Property imposing obligations on such Person, as lessee thereunder, which are required in accordance with GAAP to be capitalized on a balance sheet of such Person.
     “Capitalized Lease Obligations” of a Person means the amount of the obligations of such Person under Capitalized Leases which would be shown as a liability on a balance sheet of such Person prepared in accordance with GAAP.
     “Cash Equivalents” means, as of any date:
(i)	securities issued or directly and fully guaranteed or insured by the United States Government or any agency or instrumentality thereof having maturities of not more than one year from such date;

(ii)	mutual funds organized under the United States Investment Company Act rated AAm or AAm-G by S&P, P-1 by Moody’s and A by Fitch;

(iii)	certificates of deposit or other interest-bearing obligations of a bank or trust company which is a member in good standing of the Federal Reserve System having a short term unsecured debt rating of not less than A-1 by S&P, not less than P-1 by Moody’s and F-1 by Fitch (or in each case, if no bank or trust company is so rated, the highest comparable rating then given to any bank or trust company, but in such case only for funds invested overnight or over a weekend) provided that such investments shall mature or be redeemable upon the option of the holders thereof on or prior to a date one month from the date of their purchase;

(iv)	certificates of deposit or other interest-bearing obligations of a bank or trust company which is a member in good standing of the Federal Reserve System having a short term unsecured debt rating of not less than A-1+ by S&P, and not less than P-1 by Moody’s and which has a long term unsecured debt rating of not less than A1 by Moody’s (or in each case, if no bank or trust company is so rated, the highest comparable rating then given to any bank or trust company, but in such case only for funds invested overnight or over a weekend) provided that such investments shall mature or be redeemable upon the option of the holders thereof on or prior to a date three months from the date of their purchase;

(v)	bonds or other obligations having a short term unsecured debt rating of not less than A-1+ by S&P and P-1+ by Moody’s and having a long term debt rating of not less than A1 by Moody’s issued by or by authority of any state of the United States, any territory or possession of the United States, including the Commonwealth of Puerto Rico and agencies thereof, or any political subdivision of any of the foregoing;

(vi)	repurchase agreements issued by an entity rated not less than A-1+ by S&P, and not less than P-1 by Moody’s which are secured by U.S. Government securities of the type described in clause (i) of this definition maturing on or prior to a date one month from the date the repurchase agreement is entered into;

(vii)	short term promissory notes rated not less than A-1+ by S&P, and not less than P-1 by Moody’s maturing or to be redeemable upon the option of the holders thereof on or prior to a date one month from the date of their purchase; and

(viii)	commercial paper (having original maturities of not more than 365 days) rated at least A-1+ by S&P and P-1 by Moody’s and issued by a foreign or domestic issuer who, at the time of the investment, has outstanding long-term unsecured debt obligations rated at least A1 by Moody’s.
     “Change in Law” has the meaning set forth in Section 3.1.
     “Code” means the Internal Revenue Code of 1986, as amended, reformed or otherwise modified from time to time.
     “Commitment” means the obligation of the Lenders to make a Loan not exceeding the amount set forth opposite their respective signatures below.
     “Consolidated Group” means the Borrower and all Subsidiaries which are consolidated with it for financial reporting purposes under GAAP.
     “Controlled Group” means all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control which, together with the Borrower or any of its Subsidiaries, are treated as a single employer under Section 414 of the Code.
     “Conversion/Continuation Notice” is defined in Section 2.10.
     “Default” means an event described in Article VII.
     “Defaulting Lender” means any Lender which fails or refuses to perform its obligations under this Agreement within the time period specified for performance of such obligation, or, if no time frame is specified, if such failure or refusal continues for a period of five Business Days after written notice from the Administrative Agent; provided that if such Lender cures such failure or refusal, such Lender shall cease to be a Defaulting Lender.
     “Default Rate” means the interest rate which may apply during the continuance of a Default pursuant to Section 2.12.
     “Disbursement” is defined in Section 2.1.

     “Dollars” or “$” refers to lawful money of the United States of America.
     “Environmental Laws” means any and all foreign, Federal, state, local or municipal laws, rules, orders, regulations, statutes, ordinances, codes, decrees, requirements of any Governmental Authority or other Requirements of Law (including common law) regulating, relating to or imposing liability or standards of conduct concerning protection of human health or the environment, as now or may at any time hereafter be in effect, in each case to the extent the foregoing are applicable to the Borrower or any Subsidiary or any of their respective assets or Projects.
     “ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any rule or regulation issued thereunder.
     “Eurocurrency” means when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the LIBOR Rate.
     “Excluded Taxes” means, in the case of each Lender or applicable Lending Installation and the Administrative Agent, taxes imposed on its overall net income, and franchise taxes imposed on it, by any jurisdiction with taxing authority over the Lender.
     “Extension Request” is defined in Section 2.4.
     “Facility” means the Commitments and the extensions of credit made hereunder.
     “Facility Termination Date” means August 26, 2007, subject to Borrower’s right to extend for a three (3) month period, as described in Section 2.4.
     “Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to Bank of America on such day on such transactions as determined by the Administrative Agent.
     “Financeable Ground Lease” means, a ground lease satisfactory to the Required Lenders and the Administrative Agent’s counsel in their reasonable discretion, which must provide protections for a potential leasehold mortgagee (“Mortgagee”) which include, among other things (i) a remaining term, including any optional extension terms exercisable unilaterally by the tenant, of no less than 25 years from the Agreement Execution Date, (ii) that the ground lease will not be terminated until the Mortgagee has received notice of a default, has had a reasonable opportunity to cure or complete foreclosure, and has failed to do so, (iii) provision for a new lease on the same terms to the Mortgagee as tenant if the ground lease is terminated for any reason, (iv) non-merger of the fee and leasehold estates, (v) transferability of the tenant’s interest under the ground lease without any requirement for consent of the ground lessor unless based on reasonable objective criteria as to the creditworthiness or line of business of the transferee or delivery of customary assignment and assumption agreements from the transferor and transferee, and (vi) that insurance proceeds and condemnation awards (from the fee interest as well as the leasehold interest) will be applied pursuant to the terms of the applicable leasehold mortgage.
     “Financial Contract” of a Person means (i) any exchange — traded or over-the-counter futures, forward, swap or option contract or other financial instrument with similar characteristics, or (ii) any Rate Management Transaction.
     “Financial Undertaking” of a Person means (i) any transaction which is the functional equivalent of or takes the place of borrowing but which does not constitute a liability on the consolidated balance sheet of such Person, or (ii) any agreements, devices or arrangements designed to protect at least one of the parties thereto from the fluctuations of interest rates, exchange rates or forward rates applicable to such party’s assets, liabilities or exchange transactions, including, but not limited to, interest rate exchange agreements, forward currency exchange agreements, interest rate cap or collar protection agreements, forward rate currency or interest rate options.
     “Fitch” means Fitch Investor Services, Inc. and its successors.
     “Fixed Rate” means the LIBOR Rate.
     “Fixed Rate Borrowing” means a Borrowing which bears interest at a Fixed Rate.
     “Fixed Rate Loan” means a Loan which bears interest at a Fixed Rate.
     “Floating Rate” means, for any day, a rate per annum equal to (i) the Alternate Base Rate for such day plus (ii) ABR Applicable Margin for such day, in each case changing when and as the Alternate Base Rate changes.
     “Floating Rate Borrowing” means a Borrowing which bears interest at the Floating Rate.
     “Floating Rate Loan” means a Loan which bears interest at the Floating Rate.
     “GAAP” means generally accepted accounting principles in the United States of America as in effect from time to time, applied in a manner consistent with that used in preparing the financial statements referred to in Section 6.1.
     “Governmental Authority” means any nation or government, any state or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.
     “Guarantee Obligation” means, as to any Person (the “guaranteeing person”), any obligation (determined without duplication) of (a) the guaranteeing person or (b) another Person (including, without limitation, any bank under any Letter of Credit) to induce the creation of which the guaranteeing person has issued a reimbursement, counter-indemnity or similar obligation, in either case guaranteeing or in effect guaranteeing any Indebtedness, leases, dividends or other obligations (the “primary obligations”) of any other third Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any obligation of the guaranteeing person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (1) for the purchase or payment of any such primary obligation or (2) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; provided, however, that the term Guarantee Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Guarantee Obligation of any guaranteeing person shall be deemed to be the maximum stated amount of the primary obligation relating to such Guarantee Obligation (or, if less, the maximum stated liability set forth in the instrument embodying such Guarantee Obligation), provided, that in the absence of any such stated amount or stated liability, the amount of such Guarantee Obligation shall be such guaranteeing person’s maximum reasonably anticipated liability in respect thereof as determined by the Borrower in good faith.
     “Indebtedness” of any Person at any date means without duplication, (a) all indebtedness of such Person for borrowed money including without limitation any repurchase obligation or liability of such Person with respect to securities, accounts or notes receivable sold by such Person, (b) all obligations of such Person for the deferred purchase price of property or services (other than current trade liabilities incurred in the ordinary course of business and payable in accordance with customary practices), to the extent such obligations constitute indebtedness for the purposes of GAAP, (c) any other indebtedness of such Person which is evidenced by a note, bond, debenture or similar instrument, (d) all Capitalized Lease Obligations, (e) all obligations of such Person in respect of acceptances issued or created for the account of such Person, (f) all Guarantee Obligations of such Person (excluding in any calculation of consolidated Indebtedness of the Consolidated Group, Guarantee Obligations of one member of the Consolidated Group in respect of primary obligations of any other member of the Consolidated Group), (g) all reimbursement obligations of such Person for letters of credit and other contingent liabilities, (h) any Net Mark-to-Market Exposure and (i) all liabilities secured by any lien (other than liens for taxes not yet due and payable) on any property owned by such Person even though such Person has not assumed or otherwise become liable for the payment thereof.
     “Interest Period” means a LIBOR Interest Period.
     “Investment” of a Person means any loan, advance (other than commission, travel and similar advances to officers and employees made in the ordinary course of business), extension of credit (other than accounts receivable arising in the ordinary course of business on terms customary in the trade), deposit account or contribution of capital by such Person to any other Person or any investment in, or purchase or other acquisition of, the stock, partnership interests, notes, debentures or other securities of any other Person made by such Person.

     “Investment Affiliate” means any Person in which the Consolidated Group, directly or indirectly, has an ownership interest, whose financial results are not consolidated under GAAP with the financial results of the Consolidated Group.
     “Lending Installation” means, with respect to a Lender, any office, branch, subsidiary or affiliate of such Lender.
     “Letter of Credit” of a Person means a letter of credit or similar instrument which is issued upon the application of such Person or upon which such Person is an account party or for which such Person is in any way liable.
     “LIBOR Applicable Margin” means 0.75%.
     “LIBOR Base Rate” means, with respect to any Eurocurrency Borrowing, for any Interest Period, the rate per annum equal to the British Bankers Association LIBOR Rate (“BBA LIBOR”), as published by Reuters (or other commercially available source providing quotations of BBA LIBOR as designated by the Administrative Agent from time to time) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, for Dollar deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period. If such rate is not available at such time for any reason, then the “LIBOR Base Rate” for such Interest Period shall be the rate per annum determined by the Administrative Agent to be the rate at which deposits in Dollars for delivery on the first day of such Interest Period in same day funds in the approximate amount of the Eurocurrency Borrowing being made, continued or converted by Bank of America and with a term equivalent to such Interest Period would be offered by Bank of America’s London Branch to major banks in the London interbank eurodollar market at their request at approximately 11:00 a.m. (London time) two Business Days prior to the commencement of such Interest Period.
     “LIBOR Interest Period” means a period of one week (subject to availability) or one, two, or three months (or such other period as may be approved by the Lenders) commencing on a Business Day selected by the Borrower pursuant to this Agreement. Such LIBOR Interest Period shall end on (but exclude) the day which corresponds numerically to such date one, two, or three months thereafter (or such shorter period as may be approved by the Lenders), provided, however, that if there is no such numerically corresponding day in such next, second, or third succeeding month, such LIBOR Interest Period shall end on the last Business Day of such next, second, or third succeeding month. If a LIBOR Interest Period would otherwise end on a day which is not a Business Day, such LIBOR Interest Period shall end on the next succeeding Business Day, provided, however, that if said next succeeding Business Day falls in a new calendar month, such LIBOR Interest Period shall end on the immediately preceding Business Day.
     “LIBOR Rate” means, with respect to a Eurocurrency Borrowing for the relevant LIBOR Interest Period, the sum of (i) the quotient of (a) the LIBOR Base Rate applicable to such LIBOR Interest Period, divided by (b) one minus the Reserve Requirement (expressed as a decimal) applicable to such LIBOR Interest Period, plus (ii) the LIBOR Applicable Margin in effect from time to time during such LIBOR Interest Period. The LIBOR Rate shall be rounded to the next higher 1/100 of 1% if the rate is not a multiple of 1/100 of 1%.
     “Lien” means any lien (statutory or other), mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance or preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including, without limitation, the interest of a vendor or lessor under any conditional sale, Capitalized Lease or other title retention agreement).
     “Loan” means, with respect to a Lender, such Lender’s portion of any Borrowing.
     “Loan Documents” means this Agreement, the Notes, and any other document from time to time evidencing or securing indebtedness incurred by the Borrower under this Agreement, as any of the foregoing may be amended or modified from time to time.
     “Loan Party” means Borrower, or any Subsidiary providing a guaranty of the Obligations.
     “Management Fees” means, collectively, all fees and income earned by the Borrower and any of its Wholly-Owned Subsidiaries for the applicable period in connection with the management, development, and operations of a Property including, without limitation, all property management fees, asset management fees, leasing and sales commissions, development fees, construction management fees, tenant coordination fees, legal fees, accounting fees, tax preparation fees, consulting fees, and financing or debt placement fees.
     “Material Adverse Effect” means a material adverse effect on (i) the business, Property or condition (financial or otherwise) of the Borrower and its Subsidiaries taken as a whole, (ii) the ability of the Borrower to perform its obligations under the Loan Documents, or (iii) the validity or enforceability of any of the Loan Documents.
     “Materials of Environmental Concern” means any gasoline or petroleum (including crude oil or any fraction thereof) or petroleum products or any hazardous or toxic substances, materials or wastes, defined or regulated as such in or under any Environmental Law, including, without limitation, asbestos, polychlorinated biphenyls and urea-formaldehyde insulation.
     “Maximum Legal Rate” means the maximum nonusurious interest rate, if any, that at any time or from time to time may be contracted for, taken, reserved, charged or received on the indebtedness evidenced by the Note and as provided for herein or in the Note or other Loan Documents, under the laws of such state or states whose laws are held by any court of competent jurisdiction to govern the interest rate provisions of the Loan.
     “Merger” means the transactions contemplated by the Merger Agreement, including without limitation, the acquisition by Borrower and/or its Subsidiaries of the Acquisition Properties.
     “Merger Agreement” is defined in Recital C.

     “Moody’s” means Moody’s Investors Service, Inc. and its successors.
     “Multiemployer Plan” means a Plan maintained pursuant to a collective bargaining agreement or any other arrangement to which the Borrower or any member of the Controlled Group is a party to which more than one employer is obligated to make contributions.
     “Multi-Property Entity” is a Subsidiary that owns more than one Project, either directly or indirectly through the ownership of Capital Stock in another Subsidiary of Borrower, and owns an interest in any Capital Stock in a Subsidiary of Borrower that owns fee simple title in, or ground leases an asset that is not an Unencumbered Asset.
     “Net Mark-to-Market Exposure” of a Person means, as of any date of determination, the excess (if any) of all unrealized losses over all unrealized profits of such Person arising from Rate Management Transactions or any other Financial Contract. “Unrealized losses” means the fair market value of the cost to such Person of replacing such Rate Management Transaction or other Financial Contract as of the date of determination (assuming the Rate Management Transaction or other Financial Contract were to be terminated as of that date), and “unrealized profits” means the fair market value of the gain to such Person of replacing such Rate Management Transaction or other Financial Contract as of the date of determination (assuming such Rate Management Transaction or other Financial Contract were to be terminated as of that date).
     “Net Operating Income” means, with respect to any Project for any period, “property rental and other income” (as determined by GAAP) attributable to such Project accruing for such period minus the amount of all expenses (as determined in accordance with GAAP) incurred in connection with and directly attributable to the ownership and operation of such Project for such period, including, without limitation, Property Management Fees and amounts accrued for the payment of real estate taxes and insurance premiums, but excluding interest expense or other debt service charges and any non-cash charges such as depreciation or amortization of financing costs. As used herein “Property Management Fees”, means, with respect to each Project for any period, an amount equal to three percent (3%) of the aggregate base rent and percentage rent due and payable under leases with tenants at such Project.
     “Non-U.S. Lender” is defined in Section 3.5(d).
     “Note” means a promissory note, in substantially the form of Exhibit A hereto, duly executed by the Borrower and payable to the order of a Lender in the amount of its Loans, including any amendment, modification, renewal or replacement of such promissory note.
     “Notice of Assignment” is defined in Section 12.3.2.
     “Obligations” means all unpaid principal of and accrued and unpaid interest on the Notes, all accrued and unpaid fees and all expenses, reimbursements, indemnities and other obligations of the Borrower to the Lenders or to any Lender, the Administrative Agent or any indemnified party hereunder arising under the Loan Documents.
     “Other Taxes” is defined in Section 3.5(b).

     “Participants” is defined in Section 12.2.1.
     “Payment Date” means, with respect to the payment of interest accrued on any Borrowing, the first day of each calendar month.
     “PBGC” means the Pension Benefit Guaranty Corporation, or any successor thereto.
     “Percentage” means for each Lender the ratio that such Lender’s outstanding Loans bears to the aggregate outstanding balance of all Loans, expressed as a percentage.
     “Permitted Acquisitions” are defined in Section 6.14.
     “Permitted Liens” are defined in Section 6.15.
     “Person” means any natural person, corporation, firm, joint venture, partnership, association, enterprise, trust or other entity or organization, or any government or political subdivision or any agency, department or instrumentality thereof.
     “Plan” means an employee pension benefit plan which is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code as to which the Borrower or any member of the Controlled Group may have any liability.
     “Platform” is defined in Section 6.1.
     “Project” means any real estate asset owned by Borrower or any of its Subsidiaries or any Investment Affiliate, and operated or intended to be operated as a retail, office or industrial property.
     “Property” of a Person means any and all property, whether real, personal, tangible, intangible, or mixed, of such Person, or other assets owned, leased or operated by such Person.
     “Purchasers” is defined in Section 12.3.1.
     “Qualified Jointly-Owned Subsidiary” means a Subsidiary which (i) is not a Wholly-Owned Subsidiary, and (ii) is governed by organizational documents which expressly authorize the Borrower or the Wholly-Owned Subsidiary which is its general partner or managing member to cause such Subsidiary to guaranty, or pledge such Subsidiary’s assets to secure, indebtedness of the Borrower.
     “Rate Management Transaction” means any transaction (including an agreement with respect thereto) now existing or hereafter entered into by the Borrower which is a rate swap, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap, equity or equity index option, bond option, interest rate option, foreign exchange transaction, cap transaction, floor transaction, collar transaction, forward transaction, currency swap transaction, cross-currency rate swap transaction, currency option or any other similar transaction (including any option with respect to any of these transactions) or any combination thereof, whether linked to one or more interest rates, foreign currencies, commodity prices, equity prices or other financial measures.
     “Recourse Indebtedness” means any Indebtedness of Borrower or any of its Subsidiaries with respect to which the liability of the obligor is not limited to the obligor’s interest in specified assets securing such Indebtedness, subject to customary limited exceptions for certain acts or types of liability.
     “Regulation D” means Regulation D of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor thereto or other regulation or official interpretation of said Board of Governors relating to reserve requirements applicable to member banks of the Federal Reserve System.
     “Regulation U” means Regulation U of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor or other regulation or official interpretation of said Board of Governors relating to the extension of credit by banks for the purpose of purchasing or carrying margin stocks applicable to member banks of the Federal Reserve System.
     “Reportable Event” means a reportable event as defined in Section 4043 of ERISA and the regulations issued under such section, with respect to a Plan, excluding, however, such events as to which the PBGC by regulation waived the requirement of Section 4043(a) of ERISA that it be notified within 30 days of the occurrence of such event, provided, however, that a failure to meet the minimum funding standard of Section 412 of the Code and of Section 302 of ERISA shall be a Reportable Event regardless of the issuance of any such waiver of the notice requirement in accordance with either Section 4043(a) of ERISA or Section 412(d) of the Code.
     “Required Lenders” means Lenders in the aggregate holding at least 66 2/3% of the aggregate unpaid principal amount of the outstanding Loans.
     “Reserve Requirement” means, with respect to a Eurocurrency Loan and LIBOR Interest Period, that percentage (expressed as a decimal) which is in effect on such day, as prescribed by the Federal Reserve Board or other governmental authority or agency having jurisdiction with respect thereto for determining the maximum reserves (including, without limitation, basic, supplemental, marginal and emergency reserves) for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D) maintained by a member bank of the Federal Reserve System.
     “Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any Capital Stock in the Borrower or any Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Capital Stock in the Borrower or any option, warrant or other right to acquire any such Capital Stock in the Borrower, or any transaction that has a substantially similar effect.

     “Revolving Credit Agreement” means the Seventh Amended and Restated Credit Agreement among Borrower, certain other borrowers, JPMorgan Chase Bank, N.A., as agent, and the lenders identified therein dated as of June 29, 2006.
     “Section” means a numbered section of this Agreement, unless another document is specifically referenced.
     “Single Employer Plan” means a Plan maintained by the Borrower or any member of the Controlled Group for employees of the Borrower or any member of the Controlled Group.
     “S&P” means Standard & Poor’s Ratings Group and its successors.
     “Subsidiary” of a Person means (i) any corporation more than 50% of the outstanding securities having ordinary voting power of which shall at the time be owned or controlled, directly or indirectly, by such Person or by one or more of its Subsidiaries or by such Person and one or more of its Subsidiaries, or (ii) any partnership, association, joint venture or similar business organization more than 50% of the ownership interests having ordinary voting power of which shall at the time be so owned or controlled. Unless otherwise expressly provided, all references herein to a “Subsidiary” shall mean a Subsidiary of the Borrower.
     “Subsidiary Guarantor” means a Subsidiary which has delivered a Subsidiary Guaranty.
     “Subsidiary Guaranty” means a guarantee of all obligations delivered by each Subsidiary required for Borrower to comply with its financial covenants.
     “Substantial Portion” means, with respect to the Property of the Borrower and its Subsidiaries, Property which (i) represents more than 10% of the assets of the Consolidated Group as would be shown in the consolidated financial statements of the Consolidated Group as at the beginning of the twelve-month period ending with the month immediately preceding the month in which such determination is made, or (ii) is responsible for more than 10% of the consolidated net sales or of the consolidated net income of the Consolidated Group as reflected in the financial statements referred to in clause (i) above.
     “Taxes” means any and all present or future taxes, duties, levies, imposts, deductions, charges or withholdings, and any and all liabilities with respect to the foregoing, but excluding Excluded Taxes and Other Taxes.
     “Transferee” is defined in Section 12.4.
     “Type” when used in reference to any Loan or Borrowing, refers to the rate by reference to which interest on such Loan, or on the Loans comprising such Borrowing, is determined.
     “Unencumbered Asset” means, subject to clauses (a), (b) and (c) below, any Project and any Asset Under Development located in the United States, Puerto Rico or an Acceptable Jurisdiction 100% of which is owned in fee simple or ground leased by the Borrower, a Wholly-Owned Subsidiary, or a Qualified Jointly-Owned Subsidiary (provided that a Project which is ground leased shall be included as an Unencumbered Asset only if such ground lease is a

Financeable Ground Lease) which, as of any date of determination, is not subject to any Liens, claims, or restrictions on transferability or assignability of any kind (including any such Lien, claim or restriction imposed by the organizational documents of any Subsidiary) other than (i) Permitted Liens set forth in Sections 6.15(a) through 6.15(d)) and (ii) restrictions on transferability in the case of a Qualified Jointly Owned Subsidiary.
     (a) No Project or Asset Under Development will be an Unencumbered Asset if Borrower, the owner of such Project or Asset Under Development (an “Unencumbered Asset Ownership Entity”) or any Subsidiary that is in the direct chain of ownership between Borrower and the Unencumbered Asset Ownership Entity (a “Relevant Subsidiary”) is subject to any agreement (including (i) any agreement governing Indebtedness and (ii) if applicable, the organizational documents of Borrower, any Relevant Subsidiary or Unencumbered Asset Ownership Entity) that prohibits or limits the ability of the Borrower, the Unencumbered Asset Ownership Entity or any Relevant Subsidiary to create, incur, assume or suffer to exist any Lien upon that Project or Asset Under Development or upon the Capital Stock of the Unencumbered Asset Ownership Entity, or any Relevant Subsidiary, including, without limitation, any negative pledge or similar covenant or restriction.
     (b) No Project or Asset Under Development will be an Unencumbered Asset if the Unencumbered Asset Ownership Entity or any Relevant Subsidiary is subject to any agreement (including any agreement governing Indebtedness incurred in order to finance or refinance the acquisition of such asset) that entitles any Person to the benefit of any Lien (other than Permitted Liens set forth in Sections 6.15(a) through 6.15(d)) on any assets or Capital Stock of the Unencumbered Asset Ownership Entity or any Relevant Subsidiary or would entitle any Person to the benefit of any Lien (other than Permitted Liens set forth in Sections 6.15(a) through 6.15(d)) on such assets or Capital Stock upon the occurrence of any contingency (including, without limitation, pursuant to an “equal and ratable” clause), except, in each case, for (x) Liens upon the assets of a Multi-Property Entity, provided such assets are not Unencumbered Assets, and (y) Liens on the Capital Stock of Subsidiaries of a Multi-Property Entity that do not directly or indirectly own Unencumbered Assets.
     (c) No Project or Asset Under Development will be an Unencumbered Asset unless the Unencumbered Asset Ownership Entity and each Relevant Subsidiary (to the extent such entity is not a Subsidiary Guarantor) does not have any Indebtedness for borrowed money or any Guarantee Obligations, other than (A) Guarantee Obligations or Indebtedness for which recovery is limited to a Project or Asset Under Development that is not an Unencumbered Asset or the Capital Stock of an entity that owns a Project or Asset Under Development that is not an Unencumbered Asset, or (B) Guarantee Obligations for nonrecourse carveouts, completion guarantees or environmental guarantees provided that the obligations described in this clause (B) shall be permitted only if the Unencumbered Asset Ownership Entity or the Relevant Subsidiary that has the Guarantee Obligation is a Qualified Borrower or has executed a Subsidiary Guaranty.

     “Unfunded Liabilities” means the amount (if any) by which the present value of all vested nonforfeitable benefits under all Single Employer Plans exceeds the fair market value of all such Plan assets allocable to such benefits, all determined as of the then most recent valuation date for such Plans.
     “Unmatured Default” means an event which but for the lapse of time or the giving of notice, or both, would constitute a Default.
     “Unsecured Indebtedness” means all Indebtedness of any person that is not secured by a Lien on any asset of such Person.
     “Wholly-Owned Subsidiary” of a Person means (i) any Subsidiary all of the outstanding voting securities of which shall at the time be owned or controlled, directly or indirectly, by such Person or one or more Wholly-Owned Subsidiaries of such Person, or by such Person and one or more Wholly-Owned Subsidiaries of such Person, or (ii) any partnership, association, joint venture or similar business organization 100% of the ownership interests having ordinary voting power of which shall at the time be so owned or controlled.
     The foregoing definitions shall be equally applicable to both the singular and plural forms of the defined terms.
     1.2 Classification of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Type (e.g., a “Eurocurrency Loan”). Borrowings also may be classified and referred to by Type (e.g., a “Eurocurrency Borrowing”).
     1.3 Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement.
ARTICLE II
THE CREDIT
     2.1 Commitments. This Facility (“Facility”) is a single draw unsecured term loan in the maximum amount of the Aggregate Commitment. Subject to the terms and conditions of this Agreement, each Lender severally agrees to make a single disbursement through the

Administrative Agent to Borrower (the “Disbursement”) in an amount not to exceed its Commitment. This Facility is not a revolving credit facility and, except as provided in Section 3.3, any part of the Loans repaid may not be reborrowed. The commitment to lend hereunder shall expire on March 15, 2007.
     2.2 Loans and Borrowings.
     (a) Each Loan shall be made as part of a Borrowing consisting of Loans made by the Lenders ratably in accordance with their respective Commitments. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder.
     (b) Each Lender at its option may make any Eurocurrency Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the relevant Borrower to repay such Loan in accordance with the terms of this Agreement.
     (c) No more than 3 Eurocurrency Borrowings may be outstanding at any one time.
     (d) Notwithstanding any other provision of this Agreement, Borrower shall not be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the Facility Termination Date.
     2.3 Request for Borrowing. To request the Disbursement, the Borrower shall notify the Administrative Agent of such request by telephone (a) in the case of a Eurocurrency Borrowing, not later than 11:00 a.m., New York City time, three Business Days before the date of the proposed Borrowing or (b) in the case of a Floating Rate Borrowing, not later than 9:00 a.m., New York City time, on the date of the proposed Borrowing. A telephonic Borrowing Request shall be irrevocable and shall be confirmed promptly by delivery to the Administrative Agent of a written Borrowing Request in a form approved by the Administrative Agent. The Borrowing Request shall specify the following information in compliance with Section 2.2: (i) the Type of the requested Borrowing; (ii) the aggregate amount of such Borrowing; (iii) the date of such Borrowing, which shall be a Business Day; (iv) in the case of a Eurocurrency Borrowing, the initial Interest Period to be applicable thereto; and (v) the location and number of the relevant Borrower’s account to which funds are to be disbursed, which shall comply with the requirements of Section 2.10. If no Interest Period is specified with respect to any requested Eurocurrency Borrowing, then the relevant Borrower shall be deemed to have selected an Interest Period of one month’s duration. Promptly following receipt of a Borrowing Request in accordance with this Section, the Administrative Agent shall advise each relevant Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.
     2.4 Final Principal Payment and Extension of Facility Termination Date. Any outstanding Borrowings and all other unpaid Obligations shall be paid in full by the Borrower on the Facility Termination Date. At Borrower’s option, provided no Default or Unmatured Default has occurred and is continuing, the Borrower may request a three month extension of the Facility

Termination Date by submitting a request for an extension to the Administrative Agent (an “Extension Request”) no more than thirty and no fewer than fifteen days prior to the Facility Termination Date. Promptly upon receipt of an Extension Request, the Administrative Agent shall notify each Lender of the Extension Request. It shall be an additional condition precedent to any extension of the Facility Termination Date pursuant hereto that the Borrower shall have paid to the Administrative Agent for the ratable benefit of the Lenders, on or before the original Facility Termination Date a fee equal to 0.05% of the outstanding principal balance of the Loans as of the time of the extension.
     2.5 Other Fees. The Borrower agrees to pay all fees payable to the Administrative Agent and the Arranger pursuant to the Borrower’s letter agreement with the Administrative Agent and the Arranger dated February 20, 2007.
     2.6 Principal Payments. The Borrower may from time to time pay, without penalty or premium, all or any part of outstanding Floating Rate Borrowings without prior notice to the Administrative Agent. A Fixed Rate Borrowing may be paid on the last day of the applicable Interest Period or, if and only if the Borrower pays any amounts due to the Lenders under Sections 3.4 and 3.5 as a result of such prepayment, on a day prior to such last day.
     Borrower shall make a payment in an amount equal to 100% of the net cash proceeds from the sale or refinance of any of the Acquisition Properties within two Business Days following the date of such sale or refinancing, provided that if such a payment would result in there being amounts due pursuant to Section 3.4 because the payment is made before the end of the applicable Interest Period, then Borrower shall be permitted to delay such payment and make it at the soonest time or times as Interest Periods expire so that no breakage costs become due.
     2.7 Funding of Borrowings. Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders, in immediately available funds, not later than 12:00 noon, New York City time. The Administrative Agent will make such Loans available to the Borrower by promptly crediting the amounts so received, in like funds, to an account designated by the Borrower in the applicable Borrowing Request, which account must be in the name of the Borrower.
     2.8 Interest Elections.
     (a) Each Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a Eurocurrency Borrowing, shall have an initial Interest Period as specified in such Borrowing Request. Thereafter, a Borrower may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a Eurocurrency Borrowing, may elect Interest Periods therefor, all as provided in this Section. A Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing. Notwithstanding the foregoing, a Borrower may not (i) elect an Interest Period for Eurocurrency Loans that does not comply with Section 2.2(d), (ii) elect to convert any Floating Rate Loans to Eurocurrency Loans that would result in the number of Eurocurrency Borrowings exceeding the maximum number of Eurocurrency Borrowings permitted under Section 2.2(c), or (iii) elect an Interest Period for Eurocurrency Loans unless the aggregate outstanding principal amount of Eurocurrency Loans (including any Eurocurrency Loans made to such Borrower in the same currency on the date that such Interest Period is to begin) to which such Interest Period will apply complies with the requirements as to minimum principal amount set forth in Section 2.2(c).
     (b) To make an election pursuant to this Section (an “Interest Election Request”), a Borrower shall notify the Administrative Agent of such election by telephone by the time that a Borrowing Request would be required under Section 2.3 if such Borrower were requesting a Borrowing of the Type resulting from such election to be made on the effective date of such election. Each such telephonic Interest Election Request shall be irrevocable and shall be confirmed promptly by delivery to the Administrative Agent of a written Interest Election Request in a form approved by the Administrative Agent (hereinafter referred to as a “Conversion/Continuation Notice”).
     (c) Each telephonic and written Conversion/Continuation Notice shall specify the following information in compliance with Section 2.2 and paragraph (a) of this Section: (i) the Borrowing to which such Conversion/Continuation Notice applies; (ii) the effective date of the election made pursuant to such Conversion/Continuation Notice, which shall be a Business Day; (iii) whether the resulting Borrowing is to be a Floating Rate Borrowing or a Eurocurrency Borrowing; and (iv) if the resulting Borrowing is a Eurocurrency Borrowing, the Interest Period to be applicable thereto after giving effect to such election. If any such Conversion/Continuation Notice requests a Eurocurrency Borrowing but does not specify an Interest Period, then the relevant Borrower shall be deemed to have selected an Interest Period of one month’s duration.
     (d) Promptly following receipt of a Conversion/Continuation Notice, the Administrative Agent shall advise each relevant Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.
     (e) If the Borrower fails to deliver a timely Conversion/Continuation Notice with respect to a Eurocurrency Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be converted to a Floating Rate Borrowing.
     2.9 Changes in Interest Rate, Etc. Each Floating Rate Borrowing shall bear interest on the outstanding principal amount thereof, for each day from and including the date such Borrowing is made or is converted from a Fixed Rate Borrowing into a Floating Rate Borrowing pursuant to Section 2.8 to but excluding the date it becomes due or is converted into a Fixed Rate Borrowing pursuant to Section 2.8 hereof, at a rate per annum equal to the Floating Rate for such day. Changes in the rate of interest on that portion of any Borrowing maintained as a Floating Rate Borrowing will take effect simultaneously with each change in the Alternate Base Rate. Each Fixed Rate Borrowing shall bear interest from and including the first day of the Interest

Period applicable thereto to (but not including) the last day of such Interest Period at the interest rate determined as applicable to such Fixed Rate Borrowing.
     2.10 Rates Applicable After Default. Notwithstanding anything to the contrary contained in Section 2.8 or 2.9, during the continuance of a Default or Unmatured Default the Required Lenders may, at their option, by notice to the Borrower (which notice may be revoked at the option of the Required Lenders notwithstanding any provision of Section 8.2 requiring unanimous consent of the Lenders to changes in interest rates), declare that no Borrowing may be converted into or continued as a Fixed Rate Borrowing. During the continuance of a Default the Required Lenders may, at their option, by notice to the Borrower (which notice may be revoked at the option of the Required Lenders notwithstanding any provision of Section 8.2 requiring unanimous consent of the Lenders to changes in interest rates), declare that (i) each Fixed Rate Borrowing shall bear interest for the remainder of the applicable Interest Period at the rate otherwise applicable to such Interest Period plus 2% per annum and (ii) each Floating Rate Borrowing shall bear interest at a rate per annum equal to the Floating Rate otherwise applicable to the Floating Rate Borrowing plus 2% per annum.
     2.11 Method of Payment.
     (a) All payments of the Obligations hereunder shall be made, without setoff, deduction, or counterclaim, in immediately available funds to the Administrative Agent at the Administrative Agent’s address specified pursuant to Article XIII, or at any other Lending Installation of the Administrative Agent specified in writing by the Administrative Agent to the Borrower, by 1:00 p.m. New York time on the date when due and shall be applied ratably by the Administrative Agent among the Lenders.
     (b) As provided elsewhere herein, all Lenders’ interests in the Borrowings and the Loan Documents shall be ratable undivided interests and none of such Lenders’ interests shall have priority over the others. Each payment delivered to the Administrative Agent for the account of any Lender or amount to be applied or paid by the Administrative Agent to any Lender shall be paid promptly (on the same day as received by the Administrative Agent if received prior to noon (local time) on such day, and otherwise on the next Business Day) by the Administrative Agent to such Lender in the same type of funds that the Administrative Agent received at its address specified pursuant to Article XIII or at any Lending Installation specified in a notice received by the Administrative Agent from such Lender. Payments received by the Administrative Agent but not timely funded to the Lenders shall bear interest payable by the Administrative Agent at the Federal Funds Rate from the date due until the date paid. The Administrative Agent is hereby authorized to charge the account of the Borrower maintained with the Administrative Agent for each payment of principal, interest and fees as it becomes due hereunder.
     2.12 Notes; Telephonic Notices. Each Lender is hereby authorized to record the principal amount of each of its Loans and each repayment on the schedule attached to its Note, provided, however, that the failure to so record shall not affect the Borrower’s obligations under such Note. The Borrower hereby authorizes the Lenders and the Administrative Agent to extend, convert or continue Borrowings, effect selections of Types of Borrowings and to transfer funds based on telephonic notices made by any Authorized Officer. The Borrower agrees to deliver promptly to the Administrative Agent a written confirmation, if such confirmation is requested by the Administrative Agent or any Lender, of each telephonic notice. If the written confirmation differs in any material respect from the action taken by the Administrative Agent and the Lenders, the records of the Administrative Agent and the Lenders shall govern absent manifest error.
     2.13 Interest Payment Dates; Interest and Fee Basis. Interest accrued on each Borrowing shall be payable on each Payment Date, commencing with the first such date to occur after the date hereof, at maturity, whether by acceleration or otherwise, and upon any termination of the Aggregate Commitment in its entirety under Section 2.1 hereof. Interest and Facility Fees shall be calculated for actual days elapsed on the basis of a 360-day year. Interest shall be payable for the day a Borrowing is made but not for the day of any payment on the amount paid if payment is received prior to noon (local time) at the place of payment. If any payment of principal of or interest on a Borrowing shall become due on a day which is not a Business Day, such payment shall be made on the next succeeding Business Day and, in the case of a principal payment, such extension of time shall be included in computing interest in connection with such payment.
     2.14 Notification of Borrowings, Interest Rates and Prepayments. The Administrative Agent will notify each Lender of the contents of each Borrowing Request, Conversion/Continuation Notice, and repayment notice received by it hereunder not later than the close of business on the Business Day such notice is received by the Administrative Agent (or such earlier time as is required by Section 2.3). The Administrative Agent will notify each Lender of the interest rate applicable to each Fixed Rate Borrowing promptly upon determination of such interest rate and will give each Lender prompt notice of each change in the Alternate Base Rate.
     2.15 Lending Installations. Subject to Section 3.6, each Lender may book its Loans at any Lending Installation selected by such Lender and may change its Lending Installation from time to time. All terms of this Agreement shall apply to any such Lending Installation and the Notes shall be deemed held by each Lender for the benefit of such Lending Installation. Each Lender may, by written or telex notice to the Administrative Agent and the Borrower, designate a Lending Installation through which Loans will be made by it and for whose account Loan payments are to be made.
     2.16 Non-Receipt of Funds by the Administrative Agent. Unless the Borrower or a Lender, as the case may be, notifies the Administrative Agent prior to the time at which it is scheduled to make payment to the Administrative Agent of (i) in the case of a Lender, the proceeds of a Loan or (ii) in the case of the Borrower, a payment of principal, interest or fees to the Administrative Agent for the account of the Lenders, that it does not intend to make such payment, the Administrative Agent may assume that such payment has been made. The Administrative Agent may, but shall not be obligated to, make the amount of such payment available to the intended recipient in reliance upon such assumption. If such Lender or the Borrower, as the case may be, has not in fact made such payment to the Administrative Agent, the recipient of such payment shall, on demand by the Administrative Agent, repay to the Administrative Agent the amount so made available together with interest thereon in respect of each day during the period commencing on the date such amount was so made available by the Administrative Agent until the date the Administrative Agent recovers such amount at a rate per annum equal to (i) in the case of payment by a Lender, the Federal Funds Rate for such day or (ii) in the case of payment by the Borrower, the interest rate applicable to the relevant Loan. If such Lender so repays such amount and interest thereon to the Administrative Agent within one Business Day after such demand, all interest accruing on the Loan not funded by such Lender during such period shall be payable to such Lender when received from the Borrower.
     2.17 Replacement of Lenders under Certain Circumstances. The Borrower shall be permitted to replace any Lender which (a) is not capable of receiving payments without any deduction or withholding of United States federal income tax pursuant to Section 3.5, or (b) cannot maintain its Fixed Rate Loans at a suitable Lending Installation pursuant to Section 3.3, with a replacement bank or other financial institution; provided that (i) such replacement does not conflict with any applicable legal or regulatory requirements affecting the Lenders, (ii) no Default or (after notice thereof to Borrower) no Unmatured Default shall have occurred and be continuing at the time of such replacement, (iii) the Borrower shall repay (or the replacement bank or institution shall purchase, at par) all Loans and other amounts owing to such replaced Lender prior to the date of replacement, (iv) the Borrower shall be liable to such replaced Lender under Sections 3.4 and 3.6 if any Fixed Rate Loan owing to such replaced Lender shall be prepaid (or purchased) other than on the last day of the Interest Period relating thereto, (v) the replacement bank or institution, if not already a Lender, and the terms and conditions of such replacement, shall be reasonably satisfactory to the Administrative Agent, (vi) the replaced Lender shall be obligated to make such replacement in accordance with the provisions of Section 12.3 (provided that the Borrower shall be obligated to pay the processing fee referred to therein), (vii) until such time as such replacement shall be consummated, the Borrower shall pay all additional amounts (if any) required pursuant to Section 3.5 and (viii) any such replacement shall not be deemed to be a waiver of any rights which the Borrower, the Administrative Agent or any other Lender shall have against the replaced Lender.
     2.18 Application of Moneys Received. All moneys collected or received by the Administrative Agent on account of the Facility directly or indirectly, shall be applied in the following order of priority:
     (a) to the payment of all reasonable costs incurred in the collection of such moneys of which the Administrative Agent shall have given notice to the Borrower;
     (b) to the reimbursement of any yield protection due to any of the Lenders in accordance with Section 3.1;
     (c) first to interest then due to the Lenders until paid in full and then to principal for all Lenders (other than Defaulting Lenders);
     (d) any other sums due to the Administrative Agent or any Lender under any of the Loan Documents; and

     (e) to the payment of any sums due to each Defaulting Lender as their respective Percentages appear (provided that Administrative Agent shall have the right to set-off against such sums any amounts due from such Defaulting Lender).
     2.19 Usury. This Agreement and each Note are subject to the express condition that at no time shall Borrower be obligated or required to pay interest on the principal balance of the Loan at a rate which could subject any Lender to either civil or criminal liability as a result of being in excess of the Maximum Legal Rate. If by the terms of this Agreement or the Loan Documents, Borrower is at any time required or obligated to pay interest on the principal balance due hereunder at a rate in excess of the Maximum Legal Rate, the interest rate or the Default Rate, as the case may be, shall be deemed to be immediately reduced to the Maximum Legal Rate and all previous payments in excess of the Maximum Legal Rate shall be deemed to have been payments in reduction of principal and not on account of the interest due hereunder. All sums paid or agreed to be paid to Lender for the use, forbearance, or detention of the sums due under the Loan, shall, to the extent permitted by applicable law, be amortized, prorated, allocated, and spread throughout the full stated term of the Loan until payment in full so that the rate or amount of interest on account of the Loan does not exceed the Maximum Legal Rate of interest from time to time in effect and applicable to the Loan for so long as the Loan is outstanding.
ARTICLE III
CHANGE IN CIRCUMSTANCES
     3.1 Yield Protection. If, on or after the date of this Agreement, the adoption of any law or any governmental or quasi-governmental rule, regulation, policy, guideline or directive (whether or not having the force of law), or any change in the interpretation or administration thereof by any governmental or quasi-governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Lender or applicable Lending Installation with any request or directive (whether or not having the force of law) of any such authority, central bank or comparable agency (collectively, “Change in Law”):
     (a) subjects any Lender or any applicable Lending Installation to any Taxes, or changes the basis of taxation of payments (other than with respect to Excluded Taxes) to any Lender in respect of its Eurocurrency Loans, or participations therein, or
     (b) imposes or increases or deems applicable any reserve, assessment, insurance charge, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender or any applicable Lending Installation (other than reserves and assessments taken into account in determining the interest rate applicable to Fixed Rate Borrowings), or
     (c) imposes any other condition the result of which is to increase the cost to any Lender or any applicable Lending Installation of making, funding or maintaining its Fixed Rate Loans, or reduces any amount receivable by any Lender or any applicable Lending Installation in connection with its Fixed Rate Loans, or participations therein, or requires any Lender or any applicable Lending Installation to make any payment calculated by reference to the amount of Fixed Rate Loans, or participations therein held or interest received by it, by an amount deemed material by such Lender, and the result of any of the foregoing is to increase the cost to such Lender or applicable Lending Installation, of making or maintaining its Fixed Rate Loans or to reduce the return receivable by such Lender or applicable Lending Installation, in connection with such Fixed Rate Loans or participations therein, then, within 30 days of demand by such Lender, the Borrower shall pay such Lender such additional amount or amounts as will compensate such Lender for such increased cost or reduction in amount receivable.
     3.2 Changes in Capital Adequacy Regulations. If a Lender in good faith determines the amount of capital required or expected to be maintained by such Lender, any Lending Installation of such Lender or any corporation controlling such Lender is increased as a result of a Change (as hereinafter defined), then, within 30 days of demand by such Lender, the Borrower shall pay such Lender the amount necessary to compensate for any shortfall in the rate of return on the portion of such increased capital which such Lender in good faith determines is attributable to this Agreement, its outstanding Loan or its obligation to make Loans, hereunder (after taking into account such Lender’s policies as to capital adequacy). “Change” means (i) any change after the date of this Agreement in the Risk-Based Capital Guidelines (as hereinafter defined) or (ii) any adoption of or change in any other law, governmental or quasi-governmental rule, regulation, policy, guideline, interpretation, or directive (whether or not having the force of law) after the date of this Agreement which affects the amount of capital required or expected to be maintained by any Lender or any Lending Installation or any corporation controlling any Lender. “Risk-Based Capital Guidelines” means (i) the risk-based capital guidelines in effect in the United States on the date of this Agreement, including transition rules, and (ii) the corresponding capital regulations promulgated by regulatory authorities outside the United States implementing the July 1988 report of the Basle Committee on Banking Regulation and Supervisory Practices Entitled “International Convergence of Capital Measurements and Capital Standards,” including transition rules, and any amendments to such regulations adopted prior to the date of this Agreement.
     3.3 Availability of Types of Borrowings. If any Lender in good faith determines that maintenance of any of its Fixed Rate Loans at a suitable Lending Installation would violate any applicable law, rule, regulation or directive, whether or not having the force of law, the Administrative Agent shall suspend the availability of the affected Type of Borrowing and require any Fixed Rate Borrowings of the affected Type to be repaid; or if the Required Lenders in good faith determine that (i) deposits of a type or maturity appropriate to match fund Fixed Rate Borrowings are not available, the Administrative Agent shall suspend the availability of the affected Type of Borrowing with respect to any Fixed Rate Borrowings made after the date of any such determination, or (ii) an interest rate applicable to a Type of Borrowing does not accurately reflect the cost of making a Fixed Rate Borrowing of such Type, then, if for any reason whatsoever the provisions of Section 3.1 are inapplicable, the Administrative Agent shall suspend the availability of the affected Type of Borrowing with respect to any Fixed Rate Borrowings made after the date of any such determination. If the Borrower is required to so repay a Fixed Rate Borrowing, the Borrower may concurrently with such repayment borrow from the Lenders, in the amount of such repayment, a Loan bearing interest at the Alternate Base Rate.
     3.4 Funding Indemnification. If any payment of a Fixed Rate Borrowing occurs on a date which is not the last day of the applicable Interest Period, whether because of acceleration, prepayment or otherwise, or a Fixed Rate Borrowing is not made on the date specified by the Borrower for any reason other than default by the Lenders or as a result of unavailability pursuant to Section 3.3, the Borrower will indemnify each Lender for any loss or cost (only if and to the extent that a Lender requests such indemnification from the Borrower) incurred by it resulting therefrom, including, without limitation, any loss or cost in liquidating or employing deposits acquired to fund or maintain the Fixed Rate Borrowing, and shall pay all such losses or costs within fifteen (15) days after written demand therefor. Without limitation of any losses arising from changes in the Fixed Rate adverse to the Lenders, in no event will the administrative fee payable by the Borrower as a result of such early payment or failure to make an advance exceed $250 per contract occurrence per Lender (such amount shall be payable only if and to the extent that a Lender requests such an administrative fee from the Borrower) to be billed by the Administrative Agent ten (10) Business Days following quarter-end along with breakage costs. Only if and to the extent that a Lender requests breakage costs from the Borrower, breakage costs for the Eurocurrency Borrowings shall be determined by the Administrative Agent on behalf of that Lender by multiplying the amount prepaid by the amount, if any, by which (x) a LIBOR-based rate for a term quoted on page 3750 of the Dow Jones Market Service telerate screen and closest to (but at least as long as) the remaining duration of the Interest Period as the case may be for the principal sum being prepaid, and for an amount comparable to such principal sum, is less than (y) the LIBOR Base Rate in effect for the principal sum being so prepaid, immediately prior to the prepayment of such sum, all as determined as of the date of the occurrence of the event giving rise to the LIBOR Rate break funding.
     3.5 Taxes.
     (a) All payments by the Borrower to or for the account of any Lender or the Administrative Agent hereunder or under any Note shall be made free and clear of and without deduction for any and all Taxes. If the Borrower shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder to any Lender or the Administrative Agent, (a) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 3.5) such Lender or the Administrative Agent (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (b) the Borrower shall make such deductions, (c) the Borrower shall pay the full amount deducted to the relevant authority in accordance with applicable law and (d) the Borrower shall furnish to the Administrative Agent the original copy of a receipt evidencing payment thereof within 30 days after such payment is made.
     (b) In addition, the Borrower hereby agrees to pay any present or future stamp or documentary taxes and any other excise or property taxes, charges or similar levies which arise from any payment made hereunder or under any Note or from the execution or delivery of, or otherwise with respect to, this Agreement or any Note (“Other Taxes”).

          (c) The Borrower hereby agrees to indemnify the Administrative Agent and each Lender for the full amount of Taxes or Other Taxes (including, without limitation, any Taxes or Other Taxes imposed on amounts payable under this Section 3.5) paid by the Administrative Agent or such Lender and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto. Payments due under this indemnification shall be made within 30 days of the date the Administrative Agent or such Lender makes demand therefor pursuant to Section 3.6.
          (d) Each Lender that is not incorporated under the laws of the United States of America or a state thereof (each a “Non-U.S. Lender”) agrees that it will, not more than ten Business Days after the date of this Agreement, (i) deliver to each of the Borrower and the Administrative Agent two duly completed copies of United States Internal Revenue Service Form W-8BEN or W-8ECI (or any successor or other applicable form prescribed by the IRS), certifying in either case that such Lender is entitled to receive payments under this Agreement without deduction or withholding of any United States federal income taxes, and (ii) deliver to each of the Borrower and the Administrative Agent a United States Internal Revenue Form W-8 or W-9, as the case may be, and certify that it is entitled to an exemption from United States backup withholding tax. Each Non-U.S. Lender further undertakes to deliver to each of the Borrower and the Administrative Agent (x) renewals or additional copies of such form (or any successor form) on or before the date that such form expires or becomes obsolete, and (y) after the occurrence of any event requiring a change in the most recent forms so delivered by it, such additional forms or amendments thereto as may be reasonably requested by the Borrower or the Administrative Agent. All forms or amendments described in the preceding sentence shall certify that such Lender is entitled to receive payments under this Agreement without deduction or withholding of any United States federal income taxes, unless an event (including without limitation any change in treaty, law or regulation) has occurred prior to the date on which any such delivery would otherwise be required which renders all such forms inapplicable or which would prevent such Lender from duly completing and delivering any such form or amendment with respect to it and such Lender advises the Borrower and the Administrative Agent that it is not capable of receiving payments without any deduction or withholding of United States federal income tax.
          (e) For any period during which a Non-U.S. Lender has failed to provide the Borrower with an appropriate form pursuant to clause (iv), above (unless such failure is due to a change in treaty, law or regulation, or any change in the interpretation or administration thereof by any governmental authority, occurring subsequent to the date on which a form originally was required to be provided), such Non-U.S. Lender shall not be entitled to indemnification under this Section 3.5 with respect to Taxes imposed by the United States.
          (f) Each Non-U.S. Lender shall promptly notify the Borrower of any event of which it has knowledge that will result in, and will use reasonable commercial efforts available to it to mitigate or avoid, any obligation by the Borrower to pay any amount pursuant to Section 3.5. Without limiting the foregoing, each Non-U.S. Lender will designate a different funding office if such designation will avoid (or reduce the cost to the Borrower of) any event described above.
     (g) If any Lender or the Administrative Agent receives a refund or credit in respect of any Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section 3.5, such Lender or Administrative Agent shall within 30 days from the date of such receipt pay over the amount of such refund or credit to the Borrower, net of all reasonable out-of- pocket expenses of such Lender or Administrative Agent and without interest (other than interest paid by the relevant Governmental Authority with respect to such refund or credit); provided, that the Borrower, upon request of such Lender or Administrative Agent, agrees to repay the amount paid over to the Borrower (plus penalties, interest or other reasonable charges) to such Lender or Administrative Agent in the event such Lender or Administrative Agent is required to repay such refund or credit to such Governmental Authority. This paragraph shall not be construed to require the Administrative Agent or Lender to make available its tax returns (or any other information relating to its taxes that it deems confidential) to the Borrower or any other Person.
     (h) Any Lender that is entitled to an exemption from or reduction of withholding tax with respect to payments under this Agreement or any Note pursuant to the law of any relevant jurisdiction or any treaty shall deliver to the Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable law, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate following receipt of such documentation.
     (i) If the U.S. Internal Revenue Service or any other governmental authority of the United States or any other country or any political subdivision thereof asserts a claim that the Administrative Agent did not properly withhold tax from amounts paid to or for the account of any Lender (because the appropriate form was not delivered or properly completed, because such Lender failed to notify the Administrative Agent of a change in circumstances which rendered its exemption from withholding ineffective, or for any other reason), such Lender shall indemnify the Administrative Agent fully for all amounts paid, directly or indirectly, by the Administrative Agent as tax, withholding therefor, or otherwise, including penalties and interest, and including taxes imposed by any jurisdiction on amounts payable to the Administrative Agent under this subsection, together with all costs and expenses related thereto (including attorneys fees and time charges of attorneys for the Administrative Agent, which attorneys may be employees of the Administrative Agent). The obligations of the Lenders under this Section 3.5(vii) shall survive the payment of the Obligations and termination of this Agreement and any such Lender obligated to indemnify the Administrative Agent shall not be entitled to indemnification from the Borrower with respect to such amounts, whether pursuant to this Article or otherwise, except to the extent the Borrower participated in the actions giving rise to such liability.

     3.6 Lender Statements; Survival of Indemnity. To the extent reasonably possible, each Lender shall designate an alternate Lending Installation with respect to its Fixed Rate Loans to reduce any liability of the Borrower to such Lender under Sections 3.1, 3.2 and 3.5 or to avoid the unavailability of Fixed Rate Borrowings under Section 3.3, so long as such designation is not, in the reasonable judgment of such Lender, disadvantageous to such Lender. Each Lender shall deliver a written statement of such Lender to the Borrower (with a copy to the Administrative Agent) as to the amount due, if any, under Section 3.1, 3.2, 3.4 or 3.5. Such written statement shall set forth in reasonable detail the calculations upon which such Lender determined such amount and shall be final, conclusive and binding on the Borrower in the absence of manifest error. Determination of amounts payable under such Sections in connection with a Fixed Rate Loan shall be calculated as though each Lender funded its Fixed Rate Loan through the purchase of a deposit of the type and maturity corresponding to the deposit used as a reference in determining the Fixed Rate applicable to such Loan, whether in fact that is the case or not. Unless otherwise provided herein, the amount specified in the written statement of any Lender shall be payable on demand after receipt by the Borrower of such written statement. The obligations of the Borrower under Sections 3.1, 3.2, 3.4 and 3.5 shall survive payment of the Obligations and termination of this Agreement.
ARTICLE IV
CONDITIONS PRECEDENT
     4.1 Disbursement. The Lenders shall not be required to make the Disbursement hereunder unless (a) the Borrower shall, prior to or concurrently with such Disbursement, have paid all fees due and payable to the Lenders and the Administrative Agent hereunder, and (b) the Borrower shall have furnished to the Administrative Agent, with sufficient copies for the Lenders, the following:
     (a) The duly executed originals of the Loan Documents, including the Notes, payable to the order of each of the Lenders, this Agreement, and the Subsidiary Guaranty;
     (b) (A) Certificates of good standing for the Borrower from the states of organization of the Borrower, certified by the appropriate governmental officer and dated not more than thirty (30) days prior to the Agreement Execution Date, and (B) current foreign qualification certificates for the Borrower, certified by the appropriate governmental officer, for each other jurisdiction where the failure of the Borrower to so qualify or be licensed (if required) would have a Material Adverse Effect;
     (c) Copies of the formation documents (including code of regulations, if appropriate) of the Borrower certified by an officer of the Borrower, together with all amendments thereto;
     (d) Incumbency certificates, executed by officers of the Borrower, which shall identify by name and title and bear the signature of the Persons authorized to sign the Loan Documents and to make borrowings hereunder on behalf of the Borrower, upon which certificate the Administrative Agent and the Lenders shall be entitled to rely until informed of any change in writing by the Borrower;
     (e) Copies, certified by a Secretary or an Assistant Secretary of the Borrower of the Board of Directors’ resolutions (and resolutions of other bodies, if any are reasonably deemed necessary by counsel for any Lender) authorizing the Borrowings provided for herein, with respect to the Borrower, and the execution, delivery and performance of the Loan Documents to be executed and delivered by the Borrower and each Subsidiary Guarantor hereunder;
     (f) A written opinion of the Borrower’s and Subsidiary Guarantors’ counsel, addressed to the Lenders in such form as the Administrative Agent may reasonably approve;
     (g) A certificate, signed by an officer of the Borrower, stating that on the initial Borrowing Date no Default or Unmatured Default has occurred and is continuing and that all representations and warranties of the Borrower are true and correct as of the initial Borrowing Date provided that such certificate is in fact true and correct;
     (h) The most recent financial statements of the Borrower;
     (i) UCC financing statement, judgment, and tax lien searches with respect to the Borrower from its State of organization;
     (j) Written money transfer instructions, in substantially the form of Exhibit E hereto, addressed to the Administrative Agent and signed by an Authorized Officer, together with such other related money transfer authorizations as the Administrative Agent may have reasonably requested;
     (k) A true, correct and complete copy of the documents pursuant to which Borrower is acquiring the Acquisition Properties, together with such evidence as the Administrative Agent may require that all conditions precedent, including required approvals, in connection with the Merger and acquisition of the Acquisition Properties shall have been satisfied (or waived), and that the Merger and acquisition of the Acquisition Properties shall have closed simultaneously with the disbursement of the Facility;
     (l) A pro-forma compliance certificate in the form of Exhibit C as of the most recent date available, executed by the Borrower’s chief financial officer or chief accounting officer prepared on the assumption that the Merger has closed;
     (m) Copies of any consent and/or waiver under the Revolving Credit Agreement or other agreements that are required to consummate the acquisition of the Acquisition Properties and to complete the transactions related thereto;

     (n) Evidence satisfactory to Lenders that the amount of the Facility, plus the amount of mortgage debt secured by the Acquisition Properties, does not exceed 70% of the total purchase price of the Acquisition Properties; and
     (o) Such other documents as any Lender or its counsel may have reasonably requested, the form and substance of which documents shall be reasonably acceptable to the parties and their respective counsel.
     4.2 Additional Conditions. The Lenders shall not be required to make the Disbursement, unless on the Borrowing Date:
     (a) There exists no Default or Unmatured Default; and
     (b) The representations and warranties contained in Article V are true and correct as of such Borrowing Date with respect to Borrower and to any Subsidiary in existence on such Borrowing Date (taking into account the effect of the Merger), except to the extent any such representation or warranty is stated to relate solely to an earlier date, in which case such representation or warranty shall be true and correct on and as of such earlier date.
ARTICLE V
REPRESENTATIONS AND WARRANTIES
     The Borrower represents and warrants to the Lenders that:
     5.1 Existence. Borrower is a corporation duly organized and validly existing under the laws of the State of Ohio, with its principal place of business in Ohio and is duly qualified as a foreign corporation, properly licensed (if required), in good standing and has all requisite authority to conduct its business in each jurisdiction in which its business is conducted, except where the failure to be so qualified, licensed and in good standing and to have the requisite authority would not have a Material Adverse Effect. Each of Borrower’s Subsidiaries is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and has all requisite authority to conduct its business in each jurisdiction in which its business is conducted.
     5.2 Authorization and Validity. The Borrower has the corporate power and authority and legal right to execute and deliver the Loan Documents and to perform its obligations thereunder. The execution and delivery by the Borrower of the Loan Documents and the performance of its obligations thereunder have been duly authorized by proper corporate proceedings, and the Loan Documents constitute legal, valid and binding obligations of the Borrower enforceable against the Borrower in accordance with their terms, except as enforceability may be limited by bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally.
     5.3 No Conflict; Government Consent. Neither the execution and delivery by the Borrower of the Loan Documents, nor the consummation of the transactions therein contemplated, nor compliance with the provisions thereof will violate any law, rule, regulation, order, writ, judgment, injunction, decree or award binding on the Borrower or any of its Subsidiaries or the Borrower’s or any Subsidiary’s articles of incorporation, certificate of formation, by-laws, limited liability company agreement or other organizational documents, or the provisions of any indenture, instrument or agreement to which the Borrower or any of its Subsidiaries is a party or is subject, or by which it, or its Property, is bound, or conflict with or constitute a default thereunder, except where such violation, conflict or default would not have a Material Adverse Effect, or result in the creation or imposition of any Lien in, of or on the Property of the Borrower or a Subsidiary pursuant to the terms of any such indenture, instrument or agreement. No order, consent, approval, license, authorization, or validation of, or filing, recording or registration with, or exemption by, any governmental or public body or authority, or any subdivision thereof, is required to authorize, or is required in connection with the execution, delivery and performance of, or the legality, validity, binding effect or enforceability of, any of the Loan Documents other than the filing of a copy of this Agreement, or the filing of information concerning this Agreement, with the Securities and Exchange Commission.
     5.4 Financial Statements; Material Adverse Change. All consolidated financial statements of the Borrower and its Subsidiaries heretofore or hereafter delivered to the Lenders were prepared in accordance with GAAP in effect on the preparation date of such statements and fairly present in all material respects the consolidated financial condition and operations of the Borrower and its Subsidiaries at such date and the consolidated results of their operations for the period then ended, subject, in the case of interim financial statements, to normal and customary year-end adjustments. From the preparation date of the most recent audited financial statements delivered to the Lenders through the Agreement Execution Date, there was no change in the business, properties, or condition (financial or otherwise) of the Borrower and its Subsidiaries which could reasonably be expected to have a Material Adverse Effect.
     5.5 Taxes. The Borrower and its Subsidiaries have filed all United States federal tax returns and all other tax returns which are required to be filed and have paid all taxes due pursuant to said returns or pursuant to any assessment received by the Borrower or any of its Subsidiaries except such taxes, if any, as are being contested in good faith and as to which adequate reserves have been provided. No tax liens have been filed and remain outstanding for amounts in excess of $250,000. The charges, accruals and reserves on the books of the Borrower and its Subsidiaries in respect of any taxes or other governmental charges are adequate.
     5.6 Litigation and Guarantee Obligations. Except as set forth on Schedule 3 hereto or as set forth in written notice to the Administrative Agent from time to time, there is no litigation, arbitration, governmental investigation, proceeding or inquiry pending or, to the knowledge of any of their officers, threatened against or affecting the Borrower or any of its Subsidiaries which could reasonably be expected to have a Material Adverse Effect. Notwithstanding the disclosure of the litigation identified on Schedule 3 or in a notice to Administrative Agent, unless such disclosure has been approved by the Required Lenders, the Borrower, based on consultation with its counsel, represents that the Borrower is unlikely to suffer any material adverse result in such litigation. The Borrower has no material contingent obligations not provided for or disclosed in the financial statements referred to in Section 6.1 or as set forth in written notices to the

Administrative Agent given from time to time after the Agreement Execution Date on or about the date such material contingent obligations are incurred.
     5.7 ERISA. The Unfunded Liabilities of all Single Employer Plans do not in the aggregate exceed $1,000,000. Neither the Borrower nor any other member of the Controlled Group has incurred, or is reasonably expected to incur, any withdrawal liability to Multiemployer Plans in excess of $250,000 in the aggregate. Each Plan complies in all material respects with all applicable requirements of law and regulations, no Reportable Event has occurred with respect to any Plan, neither the Borrower nor any other members of the Controlled Group has withdrawn from any Plan or initiated steps to do so, and no steps have been taken to reorganize or terminate any Plan.
     5.8 Accuracy of Information. All factual information heretofore or contemporaneously furnished by or on behalf of the Borrower or any of its Subsidiaries to the Administrative Agent or any Lender for purposes of or in connection with this Agreement or any transaction contemplated hereby is, and all other such factual information hereafter furnished by or on behalf of the Borrower or any of its Subsidiaries to the Administrative Agent or any Lender will be, to the knowledge of Borrower, true and accurate (taken as a whole) on the date as of which such information is dated or certified and not incomplete by omitting to state any material fact necessary to make such information (taken as a whole) not misleading in light of the circumstances and purposes for which such information was provided at such time.
     5.9 Regulation U. The Borrower has not used the proceeds of any Borrowing to buy or carry any margin stock (as defined in Regulation U) in violation of the terms of this Agreement.
     5.10 Material Agreements. Neither the Borrower nor any Subsidiary is a party to any agreement or instrument or subject to any charter or other corporate restriction which could reasonably be expected to have a Material Adverse Effect. Neither the Borrower nor any Subsidiary is in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in (i) any agreement to which it is a party, which default could have a Material Adverse Effect, or (ii) any agreement or instrument evidencing or governing Indebtedness, which default would constitute a Default hereunder.
     5.11 Compliance With Laws. The Borrower and its Subsidiaries have complied with all applicable statutes, rules, regulations, orders and restrictions of any domestic or foreign government or any instrumentality or agency thereof, having jurisdiction over the conduct of their respective businesses or the ownership of their respective Property, except for any non-compliance which would not have a Material Adverse Effect. Neither the Borrower nor any Subsidiary has received any notice to the effect that its operations are not in material compliance with any of the requirements of applicable federal, state and local environmental, health and safety statutes and regulations or the subject of any federal or state investigation evaluating whether any remedial action is needed to respond to a release of any toxic or hazardous waste or substance into the environment, which non-compliance or remedial action could have a Material Adverse Effect.

     5.12 Ownership of Properties. Except as set forth on Schedule 2 hereto, on the date of this Agreement, the Borrower and its Subsidiaries will have good and marketable title, free of all Liens other than those permitted by Section 6.15, to all of the Property and assets reflected in the financial statements as owned by it and will on the Borrowing Date hereunder have good and marketable (or the equivalent) title, free and clear all Liens other than those permitted by Section 6.15, to all of the Acquisition Properties.
     5.13 Investment Company Act. Neither the Borrower nor any Subsidiary is an “investment company” or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940, as amended.
     5.14 Reserved.
     5.15 Solvency.
     (a) Immediately after the Disbursement and after giving effect to the application of the proceeds of such Loans, (a) the fair value of the assets of the Borrower and its Subsidiaries on a consolidated basis, at a fair valuation, will exceed the debts and liabilities, subordinated, contingent or otherwise, of the Borrower and its Subsidiaries on a consolidated basis; (b) the present fair saleable value of the Property of the Borrower and its Subsidiaries on a consolidated basis will be greater than the amount that will be required to pay the probable liability of the Borrower and its Subsidiaries on a consolidated basis on their debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; (c) the Borrower and its Subsidiaries on a consolidated basis will be able to pay their debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; and (d) the Borrower and its Subsidiaries on a consolidated basis will not have unreasonably small capital with which to conduct the businesses in which they are engaged as such businesses are now conducted and are proposed to be conducted after the date hereof.
     (b) The Borrower does not intend to, or to permit any of its Subsidiaries to, and does not believe that it or any of its Subsidiaries will, incur debts beyond its ability to pay such debts as they mature, taking into account the timing of and amounts of cash to be received by it or any such Subsidiary and the timing of the amounts of cash to be payable on or in respect of its Indebtedness or the Indebtedness of any such Subsidiary.
     5.16 Insurance. The Borrower and its Subsidiaries carry insurance on their Projects with financially sound and reputable insurance companies, in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar Projects in localities where the Borrower and its Subsidiaries operate, including, without limitation:
     (a) Property and casualty insurance (including coverage for flood and other water damage for any Project located within a 100-year flood plain) in the amount of the replacement cost of the improvements at the Project (to the extent replacement cost insurance is maintained by companies engaged in similar business and owning similar properties);
     (b) Builder’s risk insurance for any Project under construction in the amount of the construction cost of such Project;
     (c) Loss of rental income insurance in the amount not less than one year’s gross revenues from the Projects; and
     (d) Comprehensive general liability insurance in the amount of $20,000,000 per occurrence.
     5.17 REIT Status. The Borrower is in good standing on the New York Stock Exchange, is qualified as a real estate investment trust under Section 856 of the Code and currently is in compliance in all material respects with all provisions of the Code applicable to the qualification of the Borrower as a real estate investment trust.
     5.18 Environmental Matters. Each of the following representations and warranties is true and correct on and as of the Agreement Execution Date after giving effect to the acquisition of the Acquisition Properties except to the extent that the facts and circumstances giving rise to any such failure to be so true and correct, in the aggregate, could not reasonably be expected to have a Material Adverse Effect:
     (a) To the best knowledge of the Borrower, the Projects of the Borrower and its Subsidiaries do not contain any Materials of Environmental Concern in amounts or concentrations which constitute a violation of, or could reasonably give rise to liability of the Borrower or any Subsidiary under, Environmental Laws.
     (b) To the best knowledge of the Borrower, (i) the Projects of the Borrower and its Subsidiaries and all operations at the Projects are in compliance with all applicable Environmental Laws, and (ii) with respect to all Projects owned by the Borrower and/or its Subsidiaries (x) for at least two (2) years, have in the last two years, or (y) for less than two (2) years, have for such period of ownership, been in compliance in all material respects with all applicable Environmental Laws.
     (c) Neither the Borrower nor any of its Subsidiaries has received any notice of violation, alleged violation, non-compliance, liability or potential liability regarding environmental matters or compliance with Environmental Laws with regard to any of the Projects, nor does the Borrower have knowledge or reason to believe that any such notice will be received or is being threatened.
     (d) To the best knowledge of the Borrower, Materials of Environmental Concern have not been transported or disposed of from the Projects of the Borrower and its Subsidiaries in violation of, or in a manner or to a location which could reasonably give rise to liability of the Borrower or any Subsidiary under, Environmental Laws, nor have any Materials of Environmental Concern been generated, treated, stored or disposed of at, on or under any of the Projects of the Borrower and its Subsidiaries in violation of, or in a manner that could give rise to liability of the Borrower or any Subsidiary under, any applicable Environmental Laws.
     (e) No judicial proceedings or governmental or administrative action is pending, or, to the knowledge of the Borrower, threatened, under any Environmental Law to which the Borrower or any of its Subsidiaries is or, to the Borrower’s knowledge, will be named as a party with respect to the Projects of the Borrower and its Subsidiaries, nor are there any consent decrees or other decrees, consent orders, administrative order or other orders, or other administrative of judicial requirements outstanding under any Environmental Law with respect to the Projects of the Borrower and its Subsidiaries.
     (f) To the best knowledge of the Borrower, there has been no release or threat of release of Materials of Environmental Concern at or from the Projects of the Borrower and its Subsidiaries, or arising from or related to the operations of the Borrower and its Subsidiaries in connection with the Projects in violation of or in amounts or in a manner that could give rise to liability under Environmental Laws.
     5.19 Pro-forma Covenant Compliance. As of the date the Merger is consummated, the Borrower will be in compliance with each of its covenants contained after giving effect to the such transaction and the transactions occurring simultaneously therewith.
     5.20 Unencumbered Assets. Each of the assets included as an Unencumbered Asset for purposes of the covenants contained herein, satisfies each of the requirements for an Unencumbered Asset set forth in the definition thereof.
     5.21 Acquisition Properties. Each of the Acquisition Properties is an Unencumbered Asset except to the extent there is a mortgage debt identified in Exhibit F in connection therewith. For each Acquisition Property encumbered by mortgage debt, the amount of the outstanding principal balance of such indebtedness as of the date of the Disbursement is correctly identified in Exhibit F.
ARTICLE VI
COVENANTS
     During the term of this Agreement, unless the Required Lenders shall otherwise consent in writing:
     6.1 Financial Reporting. The Borrower will maintain, for itself and each Subsidiary, a system of accounting established and administered in accordance with GAAP, and furnish to the Lenders:
     (a) As soon as available, but in any event not later than 45 days after the close of the first three fiscal quarters of each fiscal year, commencing with the fiscal quarter ended March 31, 2007, for the Borrower and its Subsidiaries, a copy of Borrower’s Financial Statements in the form filed under 10-Q which shall include an unaudited consolidated balance sheet as of the close of each such period and the related unaudited consolidated statements of income and retained earnings and of cash flows of the Borrower and its Subsidiaries for such period and the portion of the fiscal year through the end of such period, setting forth in each case in comparative form the figures for the previous year, all certified by the Borrower’s chief financial officer or chief accounting officer;
     (b) As soon as available, but in any event not later than 45 days after the close of the first three fiscal quarters, for the Borrower and its Subsidiaries, a copy of the Borrower’s Quarterly Financial Supplement and other schedules as may be required to be provided by Borrower under the Revolving Credit Agreement (provided that receipt of such reports by Lenders pursuant to the Revolving Credit Agreement shall constitute receipt hereunder.) Borrower will also provide such other information as may be reasonably requested;
     (c) As soon as available, but in any event not later than 90 days after the close of each fiscal year, for the Borrower and its Subsidiaries, audited annual financial statements in the form filed as 10-K, including a consolidated balance sheet as at the end of such year and the related consolidated statements of income and retained earnings and of cash flows for such year, setting forth in each case in comparative form the figures for the previous year, without a “going concern” or like qualification or exception, or qualification arising out of the scope of the audit, prepared by PricewaterhouseCoopers (or other independent certified public accountants of nationally recognized standing reasonably acceptable to Administrative Agent);
     (d) Together with the quarterly and annual financial statements required hereunder, a compliance certificate in substantially the form of Exhibit C hereto signed by the Borrower’s chief financial officer or chief accounting officer showing the calculations and computations necessary to determine compliance with this Agreement and stating that, to such officer’s knowledge, no Default or Unmatured Default exists, or if, to such officer’s knowledge, any Default or Unmatured Default exists, stating the nature and status thereof;
     (e) As soon as possible and in any event within 10 days after a responsible officer of the Borrower knows that any Reportable Event has occurred with respect to any Plan, a statement, signed by the chief financial officer of the Borrower, describing said Reportable Event and the action which the Borrower proposes to take with respect thereto;
     (f) As soon as possible and in any event within 10 days after receipt by a responsible officer of the Borrower, a copy of (a) any notice or claim to the effect that the Borrower or any of its Subsidiaries is or may be liable to any Person as a result of the release by the Borrower, any of its Subsidiaries, or any other Person of any toxic or hazardous waste or substance into the environment, and (b) any notice alleging any violation of any federal, state or local environmental, health or safety law or regulation by the Borrower or any of its Subsidiaries, which, in either case, could have a Material Adverse Effect;

          (g) Promptly upon the furnishing thereof to the shareholders of the Borrower, copies of all financial statements, reports and proxy statements so furnished;
          (h) Promptly upon the filing thereof, copies of all registration statements and annual, quarterly, monthly or other reports and any other public information which the Borrower or any of its Subsidiaries files with the Securities Exchange Commission; and
          (i) Such other information (including, without limitation, financial statements for the Borrower and non-financial information) as the Administrative Agent or any Lender may from time to time reasonably request.
     The Borrower hereby acknowledges that (a) the Administrative Agent and/or the Arranger will make available to the Lenders materials and/or information provided by or on behalf of the Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks or another similar electronic system (the “Platform”) and (b) certain of the Lenders (each, a “Public Lender”) may have personnel who do not wish to receive material non-public information with respect to the Borrower or its Affiliates, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Persons’ securities. The Borrower hereby agrees that it will use commercially reasonable efforts to identify that portion of the Borrower Materials that may be distributed to the Public Lenders and that (w) all such Borrower Materials shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” the Borrower shall be deemed to have authorized the Administrative Agent, the Arranger and the Lenders to treat such Borrower Materials as not containing any material non-public information (although it may be sensitive and proprietary) with respect to the Borrower or its securities for purposes of United States Federal and state securities laws (provided, however, that such Borrower Materials shall be subject to Section 12.6); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Investor;” and (z) the Administrative Agent and the Arranger shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Investor.” Notwithstanding the foregoing, Borrower shall be under no obligation to mark any Borrower Materials “PUBLIC” and the only consequence of not marking Borrower Materials “PUBLIC” is that such materials will not be made available through the portion of the Platform designated “Public Investor”.
     6.2 Use of Proceeds. The Borrower will use the proceeds of the Facility solely to finance costs incurred in acquiring the Acquisition Properties. The Borrower will not, nor will it permit any Subsidiary to, use any of the proceeds of the Advances (i) to purchase or carry any “margin stock” (as defined in Regulation U) if such usage could constitute a violation of Regulation U by any Lender, (ii) to fund any purchase of, or offer for, any Capital Stock of any Person, unless such Person has consented to such offer prior to any public announcements relating thereto, or (iii) to make any Acquisition other than a Permitted Acquisition.
     6.3 Notice of Default. The Borrower will give, and will cause each of its Subsidiaries to give, prompt notice in writing to the Administrative Agent and the Lenders of the occurrence of any Default or Unmatured Default and of any other development, financial or otherwise, which could reasonably be expected to have a Material Adverse Effect.
     6.4 Conduct of Business. The Borrower will do, and will cause each of its Subsidiaries to do, all things necessary to remain duly incorporated or duly qualified, validly existing and in good standing as a real estate investment trust, corporation, general partnership, limited partnership, or limited liability company, as the case may be, in its jurisdiction of incorporation/formation (except with respect to mergers permitted pursuant to Section 6.12 and Permitted Acquisitions) and maintain all requisite authority to conduct its business in each jurisdiction in which its business is conducted and to carry on and conduct their businesses in substantially the same manner as they are presently conducted where the failure to do so could reasonably be expected to have a Material Adverse Effect and, specifically, neither the Borrower nor its Subsidiaries may undertake any business other than the acquisition, development, ownership, management, operation and leasing of retail, office or industrial properties, and ancillary businesses specifically related to such types of properties.
     6.5 Taxes. The Borrower will pay, and will cause each of its Subsidiaries to pay, when due all taxes, assessments and governmental charges and levies upon them of their income, profits or Projects, except those which are being contested in good faith by appropriate proceedings and with respect to which adequate reserves have been set aside.
     6.6 Insurance. The Borrower will, and will cause each of its Subsidiaries to, maintain insurance which is consistent with the representation contained in Section 5.16 on all their Property and the Borrower will furnish to any Lender upon reasonable request full information as to the insurance carried.
     6.7 Compliance with Laws. The Borrower will, and will cause each of its Subsidiaries to, comply with all laws, rules, regulations, orders, writs, judgments, injunctions, decrees or awards to which they may be subject, the violation of which could reasonably be expected to have a Material Adverse Effect.
     6.8 Maintenance of Properties. The Borrower will, and will cause each of its Subsidiaries to, do all things necessary to maintain, preserve, protect and keep their respective Projects and Properties, reasonably necessary for the continuous operation of the Projects, in good repair, working order and condition, ordinary wear and tear excepted.
     6.9 Inspection. The Borrower will, and will cause each of its Subsidiaries to, permit the Lenders upon reasonable notice, by their respective representatives and agents, to inspect any of the Projects, corporate books and financial records of the Borrower and each of its Subsidiaries, to examine and make copies of the books of accounts and other financial records of the Borrower and each of its Subsidiaries, and to discuss the affairs, finances and accounts of the Borrower and each of its Subsidiaries with officers thereof, and to be advised as to the same by, their respective officers at such reasonable times and intervals as the Lenders may designate.
     6.10 Maintenance of Status. The Borrower shall at all times (i) remain a corporation listed and in good standing on the New York Stock Exchange, and (ii) maintain its status as a real estate investment trust in compliance with all applicable provisions of the Code relating to such status.
     6.11 Restricted Payments. Except as otherwise set forth in this Agreement, the Borrower will not, and will not permit any of its Subsidiaries to, declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, except (a) the Borrower may declare and pay dividends with respect to its Capital Stock payable solely in additional shares of its common stock, (b) Subsidiaries may declare and pay dividends ratably with respect to their Capital Stock, (c) the Borrower may make Restricted Payments pursuant to and in accordance with stock option plans or other benefit plans for management or employees of the Borrower and its Subsidiaries, and (d) the Borrower may make Restricted Payments if there is no then existing Default or Unmatured Default hereunder (after notice thereof to Borrower) and either (i) Restricted Payments paid on account of any fiscal quarter, in the aggregate, would not exceed 95% of Funds From Operations for such fiscal quarter, or (ii) Restricted Payments paid on account of any fiscal year, in the aggregate, would not exceed 90% of Funds From Operations for such fiscal year. Notwithstanding the foregoing, the Borrower shall be permitted at all times to distribute whatever amount of dividends is necessary to maintain its tax status as a real estate investment trust.
     6.12 Merger; Sale of Assets. The Borrower will not, nor will it permit any of its Subsidiaries to, enter into any merger (other than the Merger and mergers in which such entity is the survivor and mergers of Subsidiaries (but not the Borrower) as part of transactions that are Permitted Acquisitions provided that following such merger the target entity becomes a Wholly-Owned Subsidiary of Borrower), consolidation, reorganization or liquidation or transfer or otherwise dispose of all or a Substantial Portion of their Properties, except for (a) such transactions that occur between Wholly-Owned Subsidiaries or between Borrower and a Wholly-Owned Subsidiary, (b) mergers solely to change the jurisdiction of organization of a Subsidiary, and (c) as otherwise approved in advance by the Required Lenders.
     6.13 Sale and Leaseback. The Borrower will not, nor will it permit any of its Subsidiaries to, sell or transfer a Substantial Portion of its Property in order to concurrently or subsequently lease such Property as lessee.
     6.14 Acquisitions and Investments. The Borrower will not, nor will it permit any Subsidiary to, make or suffer to exist any Investments (including without limitation, loans and advances to, and other Investments in, Subsidiaries), or commitments therefor, or become or remain a partner in any partnership or joint venture, or to make any Acquisition of any Person, except:
          (a) Cash Equivalents;
          (b) Investments in existing Subsidiaries, Investments in Subsidiaries formed for the purpose of developing or acquiring Properties, Investments in joint ventures and partnerships engaged solely in the business of purchasing, developing, owning, operating, leasing and managing retail properties and office and industrial properties;
          (c) transactions permitted pursuant to Section 6.12; and

          (d) Acquisitions of Persons whose primary operations consist of the ownership, development, operation and management of retail, office or industrial properties;
provided that, after giving effect to such Acquisitions and Investments, Borrower continues to comply with all its covenants herein. Acquisitions permitted pursuant to this Section 6.14 shall be deemed to be “Permitted Acquisitions”.
     6.15 Liens. The Borrower will not, nor will it permit any of its Subsidiaries to, create, incur, or suffer to exist any Lien in, of or on the Property of the Borrower or any of its Subsidiaries, except:
          (a) Liens for taxes, assessments or governmental charges or levies on its Property if the same shall not at the time be delinquent or thereafter can be paid without penalty, or are being contested in good faith and by appropriate proceedings and for which adequate reserves shall have been set aside on its books;
          (b) Liens imposed by law, such as carriers’, warehousemen’s and mechanics’ liens and other similar liens arising in the ordinary course of business which secure payment of obligations not more than 60 days past due or which are being contested in good faith by appropriate proceedings and for which adequate reserves shall have been set aside on its books;
          (c) Liens arising out of pledges or deposits under workers’ compensation laws, unemployment insurance, old age pensions, or other social security or retirement benefits, or similar legislation;
          (d) Easements, restrictions and such other encumbrances or charges against real property as are of a nature generally existing with respect to properties of a similar character and which do not in any material way affect the marketability of the same or interfere with the use thereof in the business of the Borrower or its Subsidiaries; and
          (e) Liens other than Liens described in subsections (a) through (d) above arising in connection with any Indebtedness permitted hereunder to the extent such Liens will not result in a Default in any of Borrower’s covenants herein.
Liens permitted pursuant to this Section 6.15 shall be deemed to be “Permitted Liens”.
     6.16 Affiliates. The Borrower will not, nor will it permit any of its Subsidiaries to, enter into any transaction (including, without limitation, the purchase or sale of any Property or service) with, or make any payment or transfer to, any Affiliate except in the ordinary course of business and pursuant to the reasonable requirements of the Borrower’s or such Subsidiary’s business and upon fair and reasonable terms no less favorable to the Borrower or such Subsidiary than the Borrower or such Subsidiary would obtain in a comparable arms-length transaction.
     6.17 Financial Undertakings. The Borrower will not enter into or remain liable upon, nor will it permit any Subsidiary to enter into or remain liable upon, any Financial Undertaking,

except to the extent required to protect the Borrower and its Subsidiaries against increases in interest payable by them under variable interest Indebtedness.
     6.18 Reserved.
     6.19 Financial Covenants. Borrower shall comply with the covenants contained in Section 6.18 of the Revolving Credit Agreement as if such covenants (and the definitions of defined terms used therein) were set forth herein in full. Any changes to such covenants and definitions shall be subject to the approval of the Required Lenders regardless of whether such change was approved by the requisite number of Lenders under the Revolving Credit Agreement. If any of the Lenders is also a lender under the Revolving Credit Agreement and approves a change in that capacity, such Lender shall be deemed to have approved the change for purposes of this Agreement.
     6.20 Environmental Matters. Borrower and its Subsidiaries shall:
          (a) Comply with, and use all reasonable efforts to ensure compliance by all tenants and subtenants, if any, with, all applicable Environmental Laws and obtain and comply with and maintain, and use all reasonable efforts to ensure that all tenants and subtenants obtain and comply with and maintain, any and all licenses, approvals, notifications, registrations or permits required by applicable Environmental Laws, except to the extent that failure to do so could not be reasonably expected to have a Material Adverse Effect; provided that in no event shall the Borrower or its Subsidiaries be required to modify the terms of leases, or renewals thereof, with existing tenants (i) at Projects owned by the Borrower or its Subsidiaries as of the date hereof, or (ii) at Projects hereafter acquired by the Borrower or its Subsidiaries as of the date of such acquisition, to add provisions to such effect.
          (b) Conduct and complete all investigations, studies, sampling and testing, and all remedial, removal and other actions required under Environmental Laws and promptly comply in all material respects with all lawful orders and directives of all Governmental Authorities regarding Environmental Laws, except to the extent that (i) the same are being contested in good faith by appropriate proceedings and the pendency of such proceedings could not be reasonably expected to have a Material Adverse Effect, or (ii) the Borrower has determined in good faith that contesting the same is not in the best interests of the Borrower and its Subsidiaries and the failure to contest the same could not be reasonably expected to have a Material Adverse Effect.
          (c) Defend, indemnify and hold harmless Administrative Agent and each Lender, and their respective officers and directors, from and against any claims, demands, penalties, fines, liabilities, settlements, damages, costs and expenses of whatever kind or nature known or unknown, contingent or otherwise, arising out of, or in any way relating to the violation of, noncompliance with or liability under any Environmental Laws applicable to the operations of the Borrower, its Subsidiaries or the Projects, or any orders, requirements or demands of Governmental Authorities related thereto, including, without limitation, attorney’s and consultant’s fees, investigation and laboratory fees, response costs, court costs and litigation expenses, except to the extent that any of the foregoing arise out of the gross negligence or willful misconduct of the party seeking indemnification therefor. This indemnity shall continue in full force and effect regardless of the termination of this Agreement.
          (d) Prior to the acquisition of a new Project after the Agreement Execution Date, perform or cause to be performed an environmental investigation consistent with standards used by institutional purchasers of similar properties. In connection with any such investigation, Borrower shall cause to be prepared a report of such investigation, to be made available to any Lenders upon reasonable request, for informational purposes.
     6.21 Negative Pledge. Borrower shall not transfer or encumber any of the Acquisition Properties, or its direct or indirect ownership interests in any entity owning any Acquisition Property, except for (a) the refinancing of any debt on such Acquisition Properties (in an amount not to exceed the current debt secured by the applicable Acquisition Property) or (b) the sale of an Acquisition Property to an unaffiliated purchaser provided that Borrower pays to the Lenders the amount required by Section 2.6(b) hereof.
ARTICLE VII
DEFAULTS
     The occurrence of any one or more of the following events shall constitute a Default:
     7.1 Nonpayment of any principal payment on any Note when due.
     7.2 Nonpayment of interest upon any Note or other payment Obligations under any of the Loan Documents within five (5) Business Days after the same becomes due.
     7.3 The breach of any of the terms or provisions of Sections 6.2 through 6.18 or 6.21.
     7.4 Any representation or warranty made or deemed made by or on behalf of the Borrower or any of its Subsidiaries to the Lenders or the Administrative Agent under or in connection with this Agreement, any Loan, or any material certificate or information delivered in connection with this Agreement or any other Loan Document shall be materially false on the date as of which made.
     7.5 The breach by the Borrower (other than a breach which constitutes a Default under Sections 7.1, 7.2, 7.3 or 7.4) of any of the terms or provisions of this Agreement which is not remedied within fifteen (15) days after written notice from the Administrative Agent or any Lender.
     7.6 Failure of the Borrower or any of its Subsidiaries to pay when due any Indebtedness, whether or not Recourse Indebtedness, in excess of $50,000,000 in the aggregate; or the default by the Borrower or any of its Subsidiaries in the performance of any term, provision or condition contained in any agreement, or any other event shall occur or condition exist, which causes or permits Indebtedness, whether or not Recourse Indebtedness, in excess of

$50,000,000 in the aggregate to be due and payable or required to be prepaid (other than by a regularly scheduled payment) prior to the stated maturity thereof (provided that the failure to pay any such Indebtedness shall not constitute a Default so long as the Borrower or its Subsidiaries is diligently contesting the payment of the same by appropriate legal proceedings and the Borrower or its Subsidiaries have set aside, in a manner reasonably satisfactory to Administrative Agent, a sufficient reserve to repay such Indebtedness plus all accrued interest thereon calculated at the default rate thereunder and costs of enforcement in the event of an adverse outcome).
     7.7 The Borrower, or any Subsidiary having more than $20,000,000 of Equity Value, shall (i) have an order for relief entered with respect to it under the Federal bankruptcy laws as now or hereafter in effect, (ii) make an assignment for the benefit of creditors, (iii) apply for, seek, consent to, or acquiesce in, the appointment of a receiver, custodian, trustee, examiner, liquidator or similar official for it or any Substantial Portion of its Property, (iv) institute any proceeding seeking an order for relief under the Federal bankruptcy laws as now or hereafter in effect or seeking to adjudicate it as a bankrupt or insolvent, or seeking dissolution, winding up, liquidation, reorganization, arrangement, adjustment or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors or fail to file an answer or other pleading denying the material allegations of any such proceeding filed against it, (v) take any corporate action to authorize or effect any of the foregoing actions set forth in this Section 7.7, (vi) fail to contest in good faith any appointment or proceeding described in Section 7.8 or (vii) admit in writing its inability to pay its debts generally as they become due.
     7.8 A receiver, trustee, examiner, liquidator or similar official shall be appointed for the Borrower or any Subsidiary having more than $20,000,000 of Equity Value, or for any Substantial Portion of the Property of the Borrower or such Subsidiary, or a proceeding described in Section 7.7(iv) shall be instituted against the Borrower or any such Subsidiary and such appointment continues undischarged or such proceeding continues undismissed or unstayed for a period of ninety (90) consecutive days.
     7.9 The Borrower or any of its Subsidiaries shall fail within sixty (60) days to pay, bond or otherwise discharge any judgments or orders for the payment of money in an amount which, when added to all other judgments or orders outstanding against Borrower or any Subsidiary would exceed $20,000,000 in the aggregate, which have not been stayed on appeal or otherwise appropriately contested in good faith.
     7.10 The Borrower or any other member of the Controlled Group shall have been notified by the sponsor of a Multiemployer Plan that it has incurred withdrawal liability to such Multiemployer Plan in an amount which, when aggregated with all other amounts required to be paid to Multiemployer Plans by the Borrower or any other member of the Controlled Group as withdrawal liability (determined as of the date of such notification), exceeds $1,000,000 or requires payments exceeding $500,000 per annum.
     7.11 The Borrower or any other member of the Controlled Group shall have been notified by the sponsor of a Multiemployer Plan that such Multiemployer Plan is in reorganization or is being terminated, within the meaning of Title IV of ERISA, if as a result of such reorganization or termination the aggregate annual contributions of the Borrower and the other members of the Controlled Group (taken as a whole) to all Multiemployer Plans which are then in reorganization or being terminated have been or will be increased over the amounts contributed to such Multiemployer Plans for the respective plan years of each such Multiemployer Plan immediately preceding the plan year in which the reorganization or termination occurs by an amount exceeding $500,000.
     7.12 Failure to remediate within the time period permitted by law or governmental order, after all administrative hearings and appeals have been concluded (or within a reasonable time in light of the nature of the problem if no specific time period is so established), environmental problems at Properties owned by the Borrower or any of its Subsidiaries or Investment Affiliates if the estimated costs of remediation at all such Properties in the aggregate exceed $20,000,000.
     7.13 The occurrence of any “Default” as defined in any Loan Document or the breach of any of the terms or provisions of any Loan Document, which default or breach continues beyond any period of grace therein provided.
     7.14 The occurrence of any Material Adverse Effect.
     7.15 The occurrence of any Default under the Revolving Credit Agreement.
ARTICLE VIII
ACCELERATION, WAIVERS, AMENDMENTS AND REMEDIES
     8.1 Acceleration. If any Default described in Section 7.7 or 7.8 occurs with respect to the Borrower, the Obligations shall immediately become due and payable without any election or action on the part of the Administrative Agent or any Lender. If any other Default occurs, the Required Lenders, at any time prior to the date that such Default has been fully cured, may declare the Obligations to be due and payable, whereupon if the Required Lenders elected to accelerate (i) the Obligations shall become immediately due and payable, without presentment, demand, protest or notice of any kind, all of which the Borrower hereby expressly waives and (ii) if any automatic or optional acceleration has occurred, the Administrative Agent, as directed by the Required Lenders (or if no such direction is given within 30 days after a request for direction, as the Administrative Agent deems in the best interests of the Lenders, in its sole discretion), shall use its good faith efforts to collect, including without limitation, by filing and diligently pursuing judicial action, all amounts owed by the Borrower and any Subsidiary Guarantor under the Loan Documents.
     If, after acceleration of the maturity of the Obligations and before any judgment or decree for the payment of the Obligations due shall have been obtained or entered, all of the Lenders (in their sole discretion) shall so direct, the Administrative Agent shall, by notice to the Borrower, rescind and annul such acceleration and/or termination.
     8.2 Amendments. Subject to the provisions of this Article VIII, the Required Lenders (or the Administrative Agent with the consent in writing of the Required Lenders) and the Borrower may enter into agreements supplemental hereto for the purpose of adding or modifying any provisions to the Loan Documents or changing in any manner the rights of the Lenders or the Borrower hereunder or waiving any Default hereunder; provided however, that no such supplemental agreement or waiver shall, without the consent in writing of all Lenders affected thereby:
          (a) Extend the Facility Termination Date (except as provided herein) or forgive all or any portion of the principal amount of any Loan or accrued interest thereon, reduce the Applicable Margins (or modify any definition herein which would have the effect of reducing the Applicable Margins) or the underlying interest rate options or extend the time of payment of any such principal, interest or Facility Fees.
          (b) Subject to releases given in accordance with Section 9.15, release any Subsidiary Guarantor (other than a Subsidiary Guarantor that has liquidated all of its assets and applied all of the proceeds of such liquidation in accordance with its organizational documents) from the Subsidiary Guaranty or any other future guarantor (other than a Subsidiary Guarantor that has liquidated all of its assets and applied all of the proceeds of such liquidation in accordance with its organizational documents) from any liability it may undertake with respect to the Obligations.
          (c) Reduce the percentage specified in the definition of Required Lenders.
          (d) Increase the Aggregate Commitment.
          (e) Permit the Borrower to assign its rights or obligations under this Agreement.
          (f) Amend Sections 2.3, 2.11(b), 2.18, 8.1, 8.2, 11.1, 11.2 or the definition of Required Lenders.
No amendment of any provision of this Agreement relating to the Administrative Agent, shall be effective without the written consent of the Administrative Agent.
     8.3 Preservation of Rights. No delay or omission of the Lenders or the Administrative Agent to exercise any right under the Loan Documents shall impair such right or be construed to be a waiver of any Default or an acquiescence therein, and the making of a Loan notwithstanding the existence of a Default or the inability of the Borrower to satisfy the conditions precedent to such Loan shall not constitute any waiver or acquiescence. Any single or partial exercise of any such right shall not preclude other or further exercise thereof or the exercise of any other right, and no waiver, amendment or other variation of the terms, conditions or provisions of the Loan Documents whatsoever shall be valid unless in writing signed by the Lenders required pursuant to Section 8.2, and then only to the extent in such writing specifically set forth. All remedies contained in the Loan Documents or by law afforded shall be cumulative and all shall be available to the Administrative Agent and the Lenders until the Obligations have been paid in full.

ARTICLE IX
GENERAL PROVISIONS
     9.1 Survival of Representations. All representations and warranties of the Borrower contained in this Agreement shall survive delivery of the Notes and the making of the Loans herein contemplated.
     9.2 Governmental Regulation. Anything contained in this Agreement to the contrary notwithstanding, no Lender shall be obligated to extend credit to the Borrower in violation of any limitation or prohibition provided by any applicable statute or regulation.
     9.3 Taxes. Any taxes (excluding taxes on the overall net income of any Lender) or other similar assessments or charges made by any governmental or revenue authority in respect of the Loan Documents shall be paid by the Borrower, together with interest and penalties, if any.
     9.4 Headings. Section headings in the Loan Documents are for convenience of reference only, and shall not govern the interpretation of any of the provisions of the Loan Documents.
     9.5 Entire Agreement. The Loan Documents embody the entire agreement and understanding among the Borrower, the Administrative Agent and the Lenders and supersede all prior commitments, agreements and understandings among the Borrower, the Administrative Agent and the Lenders relating to the subject matter thereof.
     9.6 Several Obligations; Benefits of this Agreement. The respective obligations of the Lenders hereunder are several and not joint and no Lender shall be the partner or agent of any other (except to the extent to which the Administrative Agent is authorized to act as such). The failure of any Lender to perform any of its obligations hereunder shall not relieve any other Lender from any of its obligations hereunder. This Agreement shall not be construed so as to confer any right or benefit upon any Person other than the parties to this Agreement and their respective successors and assigns.
     9.7 Expenses; Indemnification. The Borrower shall reimburse the Administrative Agent for any costs, internal charges and out-of-pocket expenses (including, without limitation, all reasonable fees for consultants and fees and reasonable expenses for attorneys for the Administrative Agent, which attorneys may be employees of the Administrative Agent) paid or incurred by the Administrative Agent and Arrangers in connection with the preparation, negotiation, execution, delivery, syndication, review, amendment, or modification, and enforcement of the Loan Documents. The Borrower also agrees to reimburse the Administrative Agent and the Lenders for any reasonable costs, internal charges and out-of-pocket expenses (including, without limitation, all fees and reasonable expenses for attorneys for the Administrative Agent and the Lenders, which attorneys may be employees of the Administrative Agent or the Lenders) paid or incurred by the Administrative Agent or any Lender in connection with the collection and enforcement of the Loan Documents (including, without limitation, any workout). The Borrower further agrees to indemnify the Administrative Agent (and any sub-

agent thereof), each Lender and each Affiliate, partner, director, officer, employee, agent and advisor of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the fees, charges and disbursements of any counsel for any Indemnitee), incurred by any Indemnitee or asserted against any Indemnitee by any third party or by the Borrower or any other Loan Party arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, or, in the case of the Administrative Agent (and any sub-agent thereof) and Indemnitees related thereto, the administration of this Agreement and the other Loan Documents, (ii) any Loan or the use or proposed use of the proceeds therefrom, (iii) any actual or alleged presence or release of Materials of Environmental Concern on or from any property owned or operated by the Borrower or any of its Subsidiaries, or any environmental liability related in any way to the Borrower or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower or any other Loan Party; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses or (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee. The obligations of the Borrower under this Section shall survive the termination of this Agreement.
     9.8 Numbers of Documents. All statements, notices, closing documents, and requests hereunder shall be furnished to the Administrative Agent with sufficient counterparts so that the Administrative Agent may furnish one to each of the Lenders.
     9.9 Accounting. Except as provided to the contrary herein, all accounting terms used herein shall be interpreted and all accounting determinations hereunder shall be made in accordance with GAAP.
     9.10 Severability of Provisions. Any provision in any Loan Document that is held to be inoperative, unenforceable, or invalid in any jurisdiction shall, as to that jurisdiction, be inoperative, unenforceable, or invalid without affecting the remaining provisions in that jurisdiction or the operation, enforceability, or validity of that provision in any other jurisdiction, and to this end the provisions of all Loan Documents are declared to be severable.
     9.11 Nonliability of Lenders. The relationship between the Borrower, on the one hand, and the Lenders and the Administrative Agent, on the other, shall be solely that of borrower and lender. Neither the Administrative Agent nor any Lender shall have any fiduciary responsibilities to the Borrower. Neither the Administrative Agent nor any Lender undertakes any responsibility to the Borrower to review or inform the Borrower of any matter in connection with any phase of the Borrower’s business or operations.
     9.12 CHOICE OF LAW. THE LOAN DOCUMENTS (OTHER THAN THOSE CONTAINING A CONTRARY EXPRESS CHOICE OF LAW PROVISION) SHALL BE

CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS (AND NOT THE LAW OF CONFLICTS) OF THE STATE OF NEW YORK, BUT GIVING EFFECT TO FEDERAL LAWS APPLICABLE TO NATIONAL BANKS.
     9.13 CONSENT TO JURISDICTION. THE BORROWER HEREBY IRREVOCABLY SUBMITS TO THE NON-EXCLUSIVE JURISDICTION OF ANY UNITED STATES FEDERAL OR NEW YORK STATE COURT SITTING IN NEW YORK COUNTY IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO ANY LOAN DOCUMENTS AND THE BORROWER HEREBY IRREVOCABLY AGREES THAT ALL CLAIMS IN RESPECT OF SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN ANY SUCH COURT AND IRREVOCABLY WAIVES ANY OBJECTION IT MAY NOW OR HEREAFTER HAVE AS TO THE VENUE OF ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN SUCH A COURT OR THAT SUCH COURT IS AN INCONVENIENT FORUM. NOTHING HEREIN SHALL LIMIT THE RIGHT OF THE ADMINISTRATIVE AGENT OR ANY LENDER TO BRING PROCEEDINGS AGAINST THE BORROWER IN THE COURTS OF ANY OTHER JURISDICTION. ANY JUDICIAL PROCEEDING BY THE BORROWER AGAINST THE ADMINISTRATIVE AGENT OR ANY LENDER OR ANY AFFILIATE OF THE ADMINISTRATIVE AGENT OR ANY LENDER INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH ANY LOAN DOCUMENT SHALL BE BROUGHT ONLY IN A COURT IN NEW YORK, NEW YORK.
     9.14 WAIVER OF JURY TRIAL. THE BORROWER, THE ADMINISTRATIVE AGENT AND EACH LENDER HEREBY WAIVE TRIAL BY JURY IN ANY JUDICIAL PROCEEDING INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER (WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE) IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH ANY LOAN DOCUMENT OR THE RELATIONSHIP ESTABLISHED THEREUNDER.
     9.15 Release of Subsidiary Guaranties. If a Subsidiary has delivered a Subsidiary Guaranty, Borrower may at any time request a release of such Subsidiary Guaranty. If there is no Default or Unmatured Default, and Borrower would still be in compliance with all covenants if such Subsidiary were not a Subsidiary Guarantor, then Administrative Agent shall deliver within ten (10) Business Days a release of such Subsidiary Guarantor without the consent of any Lender.
     9.16 No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), the Borrower acknowledges and agrees that: (i) (A) the arranging and other services regarding this Agreement provided by the Administrative Agent and the Arranger, are arm’s-length commercial transactions between the Borrower and its Affiliates, on the one hand, and the Administrative Agent and the Arranger, on the other hand, (B) the Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) the Borrower is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) the Administrative Agent and the Arranger

each is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Borrower or any of its Affiliates, or any other Person and (B) neither the Administrative Agent nor the Arranger has any obligation to the Borrower or any of its Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Administrative Agent and the Arranger and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower and its Affiliates, and neither the Administrative Agent nor the Arranger has any obligation to disclose any of such interests to the Borrower, or its Affiliates. To the fullest extent permitted by law, the Borrower hereby waives and releases any claims that it may have against the Administrative Agent and the Arranger with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.
ARTICLE X
THE ADMINISTRATIVE AGENT
     10.1 Appointment. Bank of America, N.A. is hereby appointed Administrative Agent hereunder and under each other Loan Document, and each of the Lenders irrevocably authorizes the Administrative Agent to act as the agent of such Lender. The Administrative Agent agrees to act as such upon the express conditions contained in this Article X. The Administrative Agent shall not have a fiduciary relationship in respect of the Borrower or any Lender by reason of this Agreement and except as expressly set forth herein for information provided to Administrative Agent in accordance with the requirements of this Agreement, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Subsidiaries that is communicated to or obtained by the bank serving as Administrative Agent or any of its Affiliates in any capacity.
     10.2 Powers. The Administrative Agent shall have and may exercise such powers under the Loan Documents as are specifically delegated to the Administrative Agent by the terms of each thereof, together with such powers as are reasonably incidental thereto. The Administrative Agent shall have no implied duties to the Lenders, or any obligation to the Lenders to take any action thereunder except any action specifically provided by the Loan Documents to be taken by the Administrative Agent. The Administrative Agent shall administer this Agreement in the same manner and with the same standard of care as it administers similar agreements for its own account.
     10.3 General Immunity. Neither the Administrative Agent nor any of its directors, officers, agents or employees shall be liable to the Borrower, the Lenders or any Lender for (i) any action taken or omitted to be taken by it or them hereunder or under any other Loan Document or in connection herewith or therewith except for its or their own gross negligence or willful misconduct; or (ii) any determination by the Administrative Agent that compliance with any law or any governmental or quasi-governmental rule, regulation, order, policy, guideline or directive (whether or not having the force of law) requires the Borrowings and Commitments hereunder to be classified as being part of a “highly leveraged transaction”. The foregoing shall not limit the liability of the Administrative Agent for a breach of its express obligations and undertakings to the Lenders hereunder which continues after written notice to the Administrative Agent of such breach and its failure to cure such breach within a reasonable time after such notice.
     10.4 No Responsibility for Loans, Recitals, etc. Neither the Administrative Agent nor any of its directors, officers, agents or employees shall be responsible for or have any duty to ascertain, inquire into, or verify (i) any statement, warranty or representation made in connection with any Loan Document or any borrowing hereunder; (ii) the performance or observance of any of the covenants or agreements of any obligor under any Loan Document, including, without limitation, any agreement by an obligor to furnish information directly to each Lender; (iii) the satisfaction of any condition specified in Article IV, except receipt of items required to be delivered to the Administrative Agent; or (iv) the validity, effectiveness or genuineness of any Loan Document or any other instrument or writing furnished in connection therewith. Except as otherwise specifically provided herein, the Administrative Agent shall have no duty to disclose to the Lenders information that is not required to be furnished by the Borrower to the Administrative Agent at such time, but is voluntarily furnished by the Borrower to the Administrative Agent (either in its capacity as Administrative Agent or in its individual capacity). Notwithstanding anything to the contrary herein, Administrative Agent shall make available promptly after the Agreement Execution Date to any Lender copies of all Loan Documents in its possession which are requested by any such Lender. Administrative Agent shall also furnish to all Lenders promptly after such items are available in final form copies of Default notices issued to the Borrower, amendments to any Loan Documents being proposed by the Administrative Agent or the Borrower, financial statements of the Borrower required hereunder, compliance certificates from the Borrower required by this Agreement or any other notice or communication from the Borrower specifically relating to this Agreement which is actually received by the Administrative Agent. Promptly after the Administrative Agent has actual knowledge of the occurrence of a Default hereunder, the Administrative Agent shall so notify the Lenders.
     10.5 Action on Instructions of Lenders. Notwithstanding anything herein to the contrary, the Administrative Agent shall in all cases be fully protected in so acting, or refraining from acting, hereunder and under any other Loan Document in accordance with written instructions signed by the Required Lenders or all of the Lenders, as the case may be, and such instructions and any action taken or failure to act pursuant to such written instructions shall be binding on all of the Lenders and on all holders of Notes and on the Administrative Agent.
     10.6 Employment of Agents and Counsel. The Administrative Agent may execute any of its duties as Administrative Agent hereunder and under any other Loan Document by or through employees, agents, and attorneys-in-fact and shall not be answerable to the Lenders, except as to money or securities received by it or its authorized agents, for the default or misconduct of any such agents or attorneys-in-fact selected by it with reasonable care. The Administrative Agent shall be entitled to advice of counsel concerning all matters pertaining to the agency hereby created and its duties hereunder and under any other Loan Document.

     10.7 Reliance on Documents; Counsel. The Administrative Agent shall be entitled to rely upon any Note, notice, consent, certificate, affidavit, letter, telegram, statement, paper or document believed by it to be genuine and correct and to have been signed or sent by the proper person or persons, and, in respect to legal matters, upon the opinion of counsel selected by the Administrative Agent, which counsel may be employees of the Administrative Agent.
     10.8 Administrative Agent’s Reimbursement and Indemnification. The Lenders agree to reimburse and indemnify the Administrative Agent ratably in proportion to their respective Commitments (i) for any amounts not reimbursed by the Borrower for which the Administrative Agent is entitled to reimbursement by the Borrower under the Loan Documents (and without limiting the obligation of the Borrower to so reimburse), (ii) for any other expenses incurred by the Administrative Agent on behalf of the Lenders, in connection with the preparation, execution, delivery, administration and enforcement of the Loan Documents, if not paid by Borrower and (iii) for any liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind and nature whatsoever which may be imposed on, incurred by or asserted against the Administrative Agent in any way relating to or arising out of the Loan Documents or any other document delivered in connection therewith or the transactions contemplated thereby, or the enforcement of any of the terms thereof or of any such other documents, provided that no Lender shall be liable for any of the foregoing to the extent they arise from the gross negligence or willful misconduct or a breach of the Administrative Agent’s express obligations and undertakings to the Lenders which is not cured after written notice and within the period described in Section 10.3. To the extent any amounts so paid by Lenders are thereafter recovered by the Administrative Agent from the Borrower or otherwise, such recovered amount shall be remitted to the Lenders making such payment on a pro rata basis in accordance with their respective portions of such payment. The obligations of the Lenders and the Administrative Agent under this Section 10.8 shall survive payment of the Obligations and termination of this Agreement.
     10.9 Rights as a Lender. In the event the Administrative Agent is a Lender, the Administrative Agent shall have the same rights and powers hereunder and under any other Loan Document as any Lender and may exercise the same as though it were not the Administrative Agent, and the term “Lender” or “Lenders” shall, at any time when the Administrative Agent is a Lender, unless the context otherwise indicates, include the Administrative Agent in its individual capacity. The Administrative Agent may accept deposits from, lend money to, and generally engage in any kind of trust, debt, equity or other transaction, in addition to those contemplated by this Agreement or any other Loan Document, with the Borrower or any of its Subsidiaries in which the Borrower or such Subsidiary is not restricted hereby from engaging with any other Person. The Administrative Agent, in its individual capacity, is not obligated to remain a Lender but if the Administrative Agent is no longer a Lender, the Administrative Agent shall resign and a successor shall be appointed as described in Section 10.11. The rights and duties of the Administrative Agent are separate from its rights and duties as a Lender and no transfer of all or any part of the Administrative Agent’s Commitment or its interest as a Lender in the Loans hereunder shall be deemed to transfer any of its rights and duties as Administrative Agent to its successor or successors as a Lender.

     10.10 Lender Credit Decision. Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender and based on the financial statements prepared by the Borrower and such other documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement and the other Loan Documents. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement and the other Loan Documents.
     10.11 Successor Administrative Agent. Except as otherwise provided below, Bank of America, N.A. shall serve as Administrative Agent at all times during the term of this Facility. Bank of America, N.A. may resign as Administrative Agent in the event (x) Bank of America, N.A. and Borrower shall mutually agree in writing or (y) a Default shall occur and be continuing under the Loan Documents, or (z) Bank of America, N.A. shall determine, in its sole reasonable discretion, that because of its other banking relationships with Borrower and/or Borrower’s Affiliates at the time of such decision Bank of America, N.A.’s resignation as Administrative Agent would be necessary in order to avoid creating an appearance of impropriety on the part of Bank of America, N.A.. Bank of America, N.A. (or any successor Administrative Agent) may be removed as Administrative Agent by written notice received by Administrative Agent from the Required Lenders at any time with cause (i.e., a breach by Bank of America, N.A. (or any successor Administrative Agent) of its duties as Administrative Agent hereunder) or for gross negligence or willful misconduct. Upon any such resignation or removal, the Required Lenders shall have the right to appoint, on behalf of the Borrower and the Lenders, a successor Administrative Agent. If no successor Administrative Agent shall have been so appointed by the Required Lenders within thirty days after the resigning or removed Administrative Agent’s giving notice of its intention to resign or its receipt of notice of removal, then the resigning or removed Administrative Agent shall, prior to the effective date of its resignation, appoint, on behalf of the Borrower and the Lenders, a successor Administrative Agent. No successor Administrative Agent shall be deemed to be appointed hereunder until such successor Administrative Agent has accepted the appointment. Any such successor Administrative Agent shall be a commercial bank having capital and retained earnings of at least $500,000,000. Upon the acceptance of any appointment as Administrative Agent hereunder by a successor Administrative Agent, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the resigning Administrative Agent. Upon the effectiveness of the resignation or removal of the Administrative Agent, the resigning or removed Administrative Agent shall be discharged from its duties and obligations hereunder and under the Loan Documents. After the effectiveness of the resignation or removal of an Administrative Agent, the provisions of this Article XI shall continue in effect for the benefit of such Administrative Agent in respect of any actions taken or omitted to be taken by it while it was acting as the Administrative Agent hereunder and under the other Loan Documents, subject to the limitations contained in such Article XI.

ARTICLE XI
SETOFF; RATABLE PAYMENTS
     11.1 Setoff. In addition to, and without limitation of, any rights of the Lenders under applicable law, if the Borrower becomes insolvent, however evidenced, or any Default occurs, any and all deposits (including all account balances, whether provisional or final and whether or not collected or available) and any other Indebtedness at any time held or owing by any Lender or any of its Affiliates to or for the credit or account of the Borrower or any Subsidiary Guarantor may be offset and applied toward the payment of the Obligations owing to such Lender at any time prior to the date that such Default has been fully cured, whether or not the Obligations, or any part hereof, shall then be due.
     11.2 Ratable Payments. If any Lender, whether by setoff or otherwise, has payment made to it upon its Loans (other than payments received pursuant to Sections 3.1, 3.2 or 3.4) in a greater proportion than that received by any other Lender, such Lender agrees, promptly upon demand, to purchase a portion of the Loans held by the other Lenders so that after such purchase each Lender will hold its ratable proportion of Loans. If any Lender, whether in connection with setoff or amounts which might be subject to setoff or otherwise, receives collateral or other protection for its Obligations or such amounts which may be subject to setoff, such Lender agrees, promptly upon demand, to take such action necessary such that all Lenders share in the benefits of such collateral ratably in proportion to their Loans. In case any such payment is disturbed by legal process, or otherwise, appropriate further adjustments shall be made.
ARTICLE XII
BENEFIT OF AGREEMENT; ASSIGNMENTS; PARTICIPATIONS
     12.1 Successors and Assigns. The terms and provisions of the Loan Documents shall be binding upon and inure to the benefit of the Borrower and the Lenders and their respective successors and assigns, except that (i) the Borrower shall not have the right to assign its rights or obligations under the Loan Documents and (ii) any assignment by any Lender must be made in compliance with Section 12.3. Notwithstanding clause (ii) of this Section, any Lender may at any time, without the consent of the Borrower or the Administrative Agent, assign all or any portion of its rights under this Agreement and its Notes to a Federal Reserve Bank; provided, however, that no such assignment shall release the transferor Lender from its obligations hereunder. The Administrative Agent may treat the payee of any Note as the owner thereof for all purposes hereof unless and until such payee complies with Section 12.3 in the case of an assignment thereof or, in the case of any other transfer, a written notice of the transfer is filed with the Administrative Agent. Any assignee or transferee of a Note agrees by acceptance thereof to be bound by all the terms and provisions of the Loan Documents. Any request, authority or consent of any Person, who at the time of making such request or giving such authority or consent is the holder of any Note, shall be conclusive and binding on any subsequent holder, transferee or assignee of such Note or of any Note or Notes issued in exchange therefor.

12.2 Participations.
     12.2.1 Permitted Participants; Effect. Any Lender may, in the ordinary course of its business and in accordance with applicable law, at any time sell to one or more banks, financial institutions, pension funds, or any other funds or entities (“Participants”) participating interests in any Loan owing to such Lender, any Note held by such Lender or any other interest of such Lender under the Loan Documents. In the event of any such sale by a Lender of participating interests to a Participant, such Lender’s obligations under the Loan Documents shall remain unchanged, such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, such Lender shall remain the holder of any such Note for all purposes under the Loan Documents, all amounts payable by the Borrower under this Agreement shall be determined as if such Lender had not sold such participating interests, and the Borrower and the Administrative Agent shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under the Loan Documents.
     12.2.2 Voting Rights. Each Lender shall retain the sole right to approve, without the consent of any Participant, any amendment, modification or waiver of any provision of the Loan Documents other than any amendment, modification or waiver with respect to any Loan in which such Participant has an interest which forgives principal, interest or fees or reduces the interest rate or fees payable with respect to any such Loan or postpones any date fixed for any regularly-scheduled payment of principal of, or interest or fees on, any such Loan or releases any Subsidiary from the Subsidiary Guaranty.
     12.2.3 Benefit of Setoff. The Borrower agrees that each Participant which has previously advised the Borrower in writing of its purchase of a participation in a Lender’s interest in its Loans shall be deemed to have the right of setoff provided in Section 11.1 in respect of its participating interest in amounts owing under the Loan Documents to the same extent as if the amount of its participating interest were owing directly to it as a Lender under the Loan Documents. Each Lender shall retain the right of setoff provided in Section 11.1 with respect to the amount of participating interests sold to each Participant, provided that such Lender and Participant may not each setoff amounts against the same portion of the Obligations, so as to collect the same amount from the Borrower twice. The Lenders agree to share with each Participant, and each Participant, by exercising the right of setoff provided in Section 11.1, agrees to share with each Lender, any amount received pursuant to the exercise of its right of setoff, such amounts to be shared in accordance with Section 11.2 as if each Participant were a Lender.
12.3 Assignments.
     12.3.1 Permitted Assignments. Any Lender may, in the ordinary course of its business and in accordance with applicable law, at any time assign to any of such Lender’s affiliates or to one or more banks, financial institutions or pension funds, or with the prior approval of the Borrower, which shall not be unreasonably withheld or delayed, any other entity (“Purchasers”) all or any portion (in an amount no less than $5,000,000) of its rights and obligations under the Loan Documents provided that no assignee shall be entitled to receive any greater amount pursuant to Section 3.5 arising from events prior to the date of the assignment than the amount to which such assignor would have been entitled to receive had no assignment occurred, and such assignee is able to deliver the Form W-8BEN or W-8ECI referenced in Section 3.5(d) hereof. Notwithstanding the foregoing, no approval of the Borrower shall be required for any such assignment if a Default has occurred and is then continuing. Such assignment shall be substantially in the form of Exhibit D hereto or in such other form as may be agreed to by the parties thereto. The consent of the Administrative Agent shall be required prior to an assignment becoming effective except in the case of an assignment to an Affiliated Qualified Institution. Such consent shall not be unreasonably withheld. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including without limitation any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that any foreclosure or similar action by such pledgee or assignee shall be subject to the provisions of this Section 12.3.1 concerning assignments; and provided, further that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto. No assignments shall be made to the Borrower or any of the Borrower’s Subsidiaries or Affiliates.
     12.3.2 Effect; Effective Date. Upon (i) delivery to the Administrative Agent of a notice of assignment, substantially in the form attached as Exhibit “I” to Exhibit D hereto (a “Notice of Assignment”), together with any consents required by Section 12.3.1, and (ii) payment of a $3,500 fee by the assignor or assignee to the Administrative Agent for processing such assignment, such assignment shall become effective on the effective date specified in such Notice of Assignment; provided however that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. The Notice of Assignment shall contain a representation by the Purchaser to the effect that none of the consideration used to make the purchase of the Loans under the applicable assignment agreement are “plan assets” as defined under ERISA and that the rights and interests of the Purchaser in and under the Loan Documents will not be “plan assets” under ERISA. On and after the effective date of such assignment, such Purchaser shall for all purposes be a Lender party to this Agreement and any other Loan Document executed by the Lenders and shall have all the rights and obligations of a Lender under the Loan Documents, to the same extent as if it were an original party hereto, and no further consent or action by the Borrower, the Lenders or the Administrative Agent shall be required to release the transferor Lender, and the transferor Lender shall automatically be released on the effective date of such assignment, with respect to the percentage of the Loans assigned to such Purchaser. The assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire. Upon the consummation of any assignment to a Purchaser pursuant to this Section 12.3.2, the transferor Lender, the Administrative Agent and the Borrower shall make appropriate arrangements so that replacement Notes are issued to such transferor Lender and new Notes or, as appropriate, replacement Notes, are issued to such

Purchaser, in each case in principal amounts reflecting their Commitment, as adjusted pursuant to such assignment.
     12.4 Dissemination of Information. The Borrower authorizes each Lender to disclose to any Participant or Purchaser or any other Person acquiring an interest in the Loan Documents by operation of law (each a “Transferee”) and any prospective Transferee any and all information in such Lender’s possession concerning the creditworthiness of the Borrower and its Subsidiaries, subject to Section 12.6.
     12.5 Tax Treatment. If any interest in any Loan Document is transferred to any Transferee which is organized under the laws of any jurisdiction other than the United States or any State thereof, the transferor Lender shall cause such Transferee, concurrently with the effectiveness of such transfer, to comply with the provisions of Section 3.5.
     12.6 Confidentiality. The Administrative Agent and Lenders agree to take normal and reasonable precautions and exercise due care to maintain the confidentiality of all non-public information provided to them by the Borrower or by any other Person on the Borrower’s behalf in connection with the Loan Documents and agree and undertake that neither they nor any of their Affiliates shall disclose any such information for any purpose or in any manner other than pursuant to the terms contemplated by the Loan Documents. The Administrative Agent and each Lender may disclose such information (1) at the request of (A) any regulatory authority with jurisdiction over the Administrative Agent and/or the Lenders or in connection with an examination of such Person by any such authority, or (B) any self-regulated body (2) pursuant to subpoena or other process of a court having jurisdiction over the Administrative Agent and/or the Lenders, (3) when required to do so in accordance with the provisions of any applicable law, (4) at the express direction of any other governmental authority, with jurisdiction over the Administrative Agent and/or the Lenders, of any State of the United States of America or of any other jurisdiction in which such Person conducts its business, (5) to such Person’s independent auditors, attorneys and other professional advisors, (6) if such information has become public other than through disclosure by such Person or any Lender, (7) in connection with any litigation involving such Person, and (8) to any Affiliate of such Person which agrees to be bound by this Section 12.6. Notwithstanding the foregoing, the Borrower authorizes each of the Administrative Agent and each Lender to disclose to any prospective or actual Transferee such financial and other information in its possession (i) which has been delivered to such Person pursuant to the Loan Documents or which has been delivered to such Person by the Borrower prior to entering into the Loan Documents, or (ii) which is reasonably necessary to effectuate the purposes of this Agreement and the Loan Documents; provided that, unless otherwise agreed by the Borrower, such Transferee shall agree to keep such information confidential to the same extent required to the Administrative Agent or any Lender, as applicable, hereunder. The Borrower hereby consents to the disclosure of any non-public information with respect to it which is related to this transaction by any Designated Lender to any rating agency, commercial paper dealer, or provider of a surety, guaranty or credit or liquidity enhancement to such Designated Lender.
     12.7 USA PATRIOT Act Notice. Each Lender that is subject to the Act (as hereinafter defined) and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of each Loan Party and other information that will allow such Lender or the Administrative Agent, as applicable, to identify each Loan Party in accordance with the Act.
     12.8 Co-Agents: Lead Managers; No Fiduciary Relationship. None of the Lenders, if any, identified on the facing page or signature pages of this Agreement as a “documentation agent,” “syndication agent,” “managing agent”, “co-agent” or “joint arranger/joint book manager” shall have the right, power, obligation, liability, responsibility or duty under this Agreement other than those applicable to all Lenders as such. Without limiting the foregoing, none of the Lenders so identified as a “documentation agent,” “syndication agent,” “managing agent,” “co-agent’ or “joint arranger/joint book manager” shall have or be deemed to have any fiduciary relationship with any Lenders. Each Lender acknowledges that it has not relied, and will not rely, on any of Lenders so identified in deciding to enter into this Agreement or in taking or not taking action hereunder. In addition to the foregoing, the Borrower agrees that in connection with all aspects of the transactions contemplated hereby and any communications in connection therewith, the Borrower and its Affiliates, on the one hand, and the Administrative Agent, the Lenders, and each of the Lenders identified on the facing page or the signature page hereof as a “documentation agent,” “syndication agent,” “managing agent, “co-agent” or “joint arranger/joint book manager” and their Affiliates, on the other hand, will have a business relationship that does not create, by implication or otherwise, any fiduciary duty on the part of the Administrative Agent, the Lenders, or any Lenders so identified as a “documentation agent,” “syndication agent,” “managing agent,” “co-agent” or “joint arranger/joint book manager” or their Affiliates, and no such duty will be deemed to have arisen in connection with any such transactions or communications.
ARTICLE XIII
NOTICES AND COMMUNICATIONS
     13.1 Giving Notice. Except as otherwise permitted by Section 2.12 and Section 13.2, all notices and other communications provided to any party hereto under this Agreement or any other Loan Document shall be in writing or by telex or by facsimile and addressed or delivered to such party at its address set forth below its signature hereto or at such other address (or to counsel for such party) as may be designated by such party in a notice to the other parties. Any notice, if mailed and properly addressed with postage prepaid, shall be deemed given when received; any notice, if transmitted by telex or facsimile, shall be deemed given when transmitted (answerback confirmed in the case of telexes).
     13.2 Electronic Communications. Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender pursuant to Article II if such Lender has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent or the Borrower may, in its

discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.
     Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.
     13.3 Change of Address. The Borrower, the Administrative Agent and any Lender may each change the address for service of notice upon it by a notice in writing to the other parties hereto. In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, telecopier number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender. Furthermore, each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable Law, including United States Federal and state securities Laws, to make reference to Borrower Materials that are not made available through the “Public Side Information” portion of the Platform and that may contain material non-public information with respect to the Borrower or its securities for purposes of United States Federal or state securities laws.
     13.4 The Platform. THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM. In no event shall the Administrative Agent or any of its Affiliates, partners, directors, officers, employees, agents and advisors (collectively, the “Agent Parties”) have any liability to Borrower, any Lender, or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Borrower’s or the Administrative Agent’s transmission of Borrower Materials through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Agent Party; provided, however, that in no event shall any Agent Party have any liability to Borrower, any Lender, or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).
ARTICLE XIV
COUNTERPARTS
     This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one agreement, and any of the parties hereto may execute this Agreement by signing any such counterpart. This Agreement shall be effective when it has been executed by the Borrower, the Administrative Agent and the Lenders and each party has notified the Administrative Agent by telex or telephone, that it has taken such action.
(Remainder of page intentionally left blank.)

     IN WITNESS WHEREOF, the Borrower, the Lenders and the Administrative Agent have executed this Agreement as of the date first above written.

DEVELOPERS DIVERSIFIED REALTY
CORPORATION

By: /s/ David E. Weiss
Print Name: David E. Weiss
Title: Sr. Vice President

3300 Enterprise Parkway
Beachwood, Ohio 44122
Phone: 216/755-5775
Facsimile: 216/755-1775
Attention: Chief Financial Officer

with a copy to:

3300 Enterprise Parkway
Beachwood, Ohio 44122
Phone: 216/755-5650
Facsimile: 216/755-1560
Attention: General Counsel

S-1

BANK OF AMERICA, N.A.,
Individually and as Administrative Agent

By: /s/ Michael W. Edwards
Print Name: Michael W. Edwards
Title: Senior Vice President

Bank of America
231 S. LaSalle Street
IL1 231 12 18
Chicago, IL 60604
Phone: (312) 828-5175
Facsimile: (312) 974-4970
Attention: Michael W. Edwards

S-2

EXHIBIT A
NOTE
                    , 2007
     Developers Diversified Realty Corporation, a corporation organized under the laws of the State of Ohio (the “Borrower”), promises to pay to the order of                                          (the “Lender”) the aggregate unpaid principal amount of all Loans made by the Lender to the Borrower pursuant to Article II of the Credit Agreement (as the same may be amended or modified, the “Agreement”) hereinafter referred to, in immediately available funds at the main office of Bank of America, N.A. in                     , as Administrative Agent, or at such other location as is required pursuant to the Agreement together with interest on the unpaid principal amount hereof at the rates and on the dates set forth in the Agreement. The Borrower shall pay remaining unpaid principal of and accrued and unpaid interest on the Loans in full on the Facility Termination Date or such earlier date as may be required under the Agreement.
     The Lender shall, and is hereby authorized to, record on the schedule attached hereto, or to otherwise record in accordance with its usual practice, the date and amount of each Loan and the date and amount of each principal payment hereunder.
     This Note is one of the Notes issued pursuant to, and is entitled to the benefits of, the Credit Agreement, dated as of February                     , 2007 among the Borrower, Bank of America, N.A., individually and as Administrative Agent, and the other Lenders named therein, to which Agreement, as it may be amended from time to time, reference is hereby made for a statement of the terms and conditions governing this Note, including the terms and conditions under which this Note may be prepaid or its maturity date accelerated. Capitalized terms used herein and not otherwise defined herein are used with the meanings attributed to them in the Agreement.
     If there is a Default under the Agreement or any other Loan Document and Administrative Agent exercises the remedies provided under the Agreement and/or any of the Loan Documents for the Lenders, then in addition to all amounts recoverable by the Administrative Agent and the Lenders under such documents, Administrative Agent and the Lenders shall be entitled to receive reasonable attorneys fees and expenses incurred by Administrative Agent and the Lenders in connection with the exercise of such remedies.
     Borrower and all endorsers severally waive presentment, protest and demand, notice of protest, demand and of dishonor and nonpayment of this Note, and any and all lack of diligence or delays in collection or enforcement of this Note, and expressly agree that this Note, or any payment hereunder, may be extended from time to time, and expressly consent to the release of any party liable for the obligation secured by this Note, the release of any of the security for this Note, the acceptance of any other security therefor, or any other indulgence or forbearance whatsoever, all without notice to any party and without affecting the liability of the Borrower and any endorsers hereof.

     This Note shall be governed and construed under the internal laws of the State of New York.
     BORROWER AND LENDER, BY ITS ACCEPTANCE HEREOF, EACH HEREBY WAIVE ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING TO ENFORCE OR DEFEND ANY RIGHT UNDER THIS NOTE OR ANY OTHER LOAN DOCUMENT OR RELATING THERETO OR ARISING FROM THE LENDING RELATIONSHIP WHICH IS THE SUBJECT OF THIS NOTE AND AGREE THAT ANY SUCH ACTION OR PROCEEDING SHALL BE TRIED BEFORE A JUDGE AND NOT BEFORE A JURY.

DEVELOPERS DIVERSIFIED REALTY CORPORATION, an Ohio corporation

By:
Print Name:
Title:

SCHEDULE OF LOANS AND PAYMENTS OF PRINCIPAL
TO AMENDED AND RESTATED
NOTE OF DEVELOPERS DIVERSIFIED REALTY CORPORATION,
DATED                     , 2007

Maturity
	Principal	Maturity	Principal
	Amount of	of Interest	Amount	Unpaid
Date	Loan	Period	Paid	Balance

EXHIBIT B
INTENTIONALLY OMITTED

B-1

EXHIBIT C
COMPLIANCE CERTIFICATE

To:	The Administrative Agent and
the Lenders party to the Agreement
described below

For the Fiscal Quarter Ending
For the Fiscal Year Ending
     This Compliance Certificate is furnished pursuant to Section 6.1(v) of the Credit Agreement dated as of                     , 2007 (the “Agreement”), among DEVELOPERS DIVERSIFIED REALTY CORPORATION (the “Borrower”), BANK OF AMERICA, N.A. (the “Administrative Agent”), the several banks, financial institutions and other entities from time to time parties thereto (collectively, with the Arrangers, the “Lenders”), and BANK OF AMERICA, N.A., not individually, but as “Administrative Agent”. Unless otherwise defined herein, the terms used in this Compliance Certificate have the meanings ascribed thereto in the Agreement.
     The undersigned William H. Schafer of the Borrower hereby certifies as follows:
     (1) The financial statements referred to in Section 6.1(a), 6.1(b), 6.1(c) or 6.1(d), as the case may be, of the Agreement which are delivered concurrently with the delivery of this Compliance Certificate fairly present in all material respects the consolidated financial condition and operations of the Borrower and its Subsidiaries at such date and the consolidated results of their operations for the period then-ended, in accordance with GAAP applied consistently throughout such period and with prior periods (except as approved by the accountants performing the audit in connection therewith or the undersigned, as the case may be, and disclosed therein), subject, in the case of interim financial statements, to normal and customary year-end adjustments.
     (2) The covenants listed below are calculated as of the date set forth above or for the period of two consecutive fiscal quarters of the Borrower ending on the date set forth above, as appropriate.
     (3) As of the date hereof, to the best of the undersigned’s knowledge, no Default or Unmatured Default exists.

C-1

     The foregoing certifications, together with the covenant computations attached hereto and the financial statements delivered with this Certificate in support hereof, are made and delivered this ___ day of ___, 2007.

DEVELOPERS DIVERSIFIED REALTY CORPORATION

By:

Print Name:

Title:

C-2

EXHIBIT D
ASSIGNMENT AGREEMENT
     This Assignment and Assumption (the “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the “Assignor”) and [Insert name of Assignee] (the “Assignee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as amended, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.
     For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of the Assignor’s rights and obligations in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below (including any letters of credit, guarantees, and swingline loans included in such facilities) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1.	Assignor:

2.	Assignee:

[and is an Affiliate/Approved Fund of [identify Lender]1]
3.	Borrower(s):

[1]	Select as applicable.

4.	Administrative Agent:	, as the Administrative Agent under the Credit Agreement

5.	Credit Agreement:	[The [amount] Credit Agreement dated as of among [name of Borrower(s)], the Lenders parties thereto, [name of Administrative Agent], as Administrative Agent, and the other Administrative Agents parties thereto]

6. Assigned Interest:

	Aggregate Amount of	Amount of	Percentage Assigned
	Commitment/Loans	Commitment/Loans	of
Facility Assigned[2]	for all Lenders	Assigned	Commitment/Loans[3]
	$	$	%
	$	$	%
	$	$	%
Effective Date: —— —, 20—— [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]
The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR

[NAME OF ASSIGNOR]

By:
Title:

ASSIGNEE

[NAME OF ASSIGNEE]

By:
Title:
[Consented to and][4] Accepted:

[2]	Fill in the appropriate terminology for the types of facilities under the Credit Agreement that are being assigned under this Assignment (e.g. “Revolving Commitment,” “Tranche A Commitment,” “Tranche B Commitment,” etc.)

[3]	Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.

[4]	To be added only if the consent of the Administrative Agent is required by the terms of the Credit Agreement.

[NAME OF ADMINISTRATIVE AGENT], as
Administrative Agent

By

Title:

[Consented to:][5]

[NAME OF RELEVANT PARTY]

By

Title:

[5]	To be added only if the consent of the Borrower and/or other parties (e.g. Swingline Lender, Issuing Lender) is required by the terms of the Credit Agreement.

ANNEX 1
[                    ]6
STANDARD TERMS AND CONDITIONS FOR
ASSIGNMENT AND ASSUMPTION
     1. Representations and Warranties.
     1.1 Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document7, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.
     1.2. Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it satisfies the requirements, if any, specified in the Credit Agreement that are required to be satisfied by it in order to acquire the Assigned Interest and become a Lender, (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section ___thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent or any other Lender, and (v) if it is a Foreign Lender8, attached to the Assignment and Assumption is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in

[6]	Describe Credit Agreement at option of Administrative Agent.

[7]	The term “Loan Document” should be conformed to that used in the Credit Agreement.

[8]	The concept of “Foreign Lender” should be conformed to the section in the Credit Agreement governing withholding taxes and gross-up.

Administrative Agent, the Assignor or any other lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.
     2. Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.
     3. General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of Illinois.

EXHIBIT E
LOAN/CREDIT RELATED MONEY TRANSFER INSTRUCTION

To:	Bank of America, N.A.,
as Administrative Agent (the “Administrative Agent”)
under the Credit Agreement Described Below

Re:	Credit Agreement, dated , 2007 (as the same may be amended or modified, the “Credit Agreement”), among Developers Diversified Realty Corporation, a corporation organized under the laws of the State of Ohio (the “Borrower”), the Administrative Agent, and the Lenders named therein. Terms used herein and not otherwise defined shall have the meanings assigned thereto in the Credit Agreement.
     The Administrative Agent is specifically authorized and directed to act upon the following standing money transfer instructions with respect to the proceeds of Borrowings or other extensions of credit from time to time until receipt by the Administrative Agent of a specific written revocation of such instructions by the Borrower, provided, however, that the Administrative Agent may otherwise transfer funds as hereafter directed in writing by the Borrower in accordance with Section 13.1 of the Credit Agreement or based on any telephonic notice made in accordance with Section 2.12 of the Credit Agreement.

Facility Identification Number(s)

Customer/Account Name

Transfer Funds To

For Account No.

Reference/Attention To

Authorized Officer (Customer Representative)	Date

(Please Print)		Signature

Bank Officer Name	Date

E-1

(Please Print)	Signature
(Deliver Completed Form to Credit Support Staff For Immediate Processing)

E-2

EXHIBIT F
ACQUISITION PROPERTIES

Description of Acquisition Property	Amount of Mortgage Debt

F-1